PRELIMINARY COPIES
                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                             POLYVISION CORPORATION
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box): [ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     Common Stock, par value $.001 per share; Series B Preferred Stock, par value $.01 per share; Series C Preferred Stock, par value $.01 per share; Series D Preferred Stock, par value $.01 per share; Options to purchase Common Stock, par value $.001 per share

     (2) Aggregate number of securities to which transaction applies:
     16,151,694 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined): The filing fee of $13,190.35 has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of 1% of the sum of (i) the product of 14,168,527 (the aggregate number of shares of PolyVision Common Stock to which the transaction applies) and $2.25 (the per unit price of each share of PolyVision Common Stock to be paid to holders of such shares in the transaction); (ii) the product of 255,000 (the aggregate number of shares of PolyVision Series B Preferred Stock to which the transaction applies) and $63.40 (the per unit price of each share of PolyVision Series B Preferred Stock to be paid to holders of such shares in the transaction);
     (iii) the product of 140,000 (the aggregate number of shares of PolyVision Series C Preferred Stock to which the transaction applies) and $70.23 (the per unit price of each share of PolyVision Series C Preferred Stock to be paid to holders of such shares in the transaction); (iv) the product of 120,000 (the aggregate number of shares of PolyVision Series D Preferred Stock to which the transaction applies) and $58.89 (the per unit price of each share of PolyVision Series D Preferred Stock to be paid to holders of such shares in the transaction); and (v) the product of 1,468,167 (the aggregate number of shares of PolyVision Common Stock subject to stock options to which the transaction applies) and the excess of (a) $2.25 (the per unit price of each share of PolyVision Common Stock to be paid to holders of such share in the transaction) over (b) the exercise price per share of PolyVision Common Stock subject to the option.

     (4) Proposed maximum aggregate value of transaction: $65,951,764.00

     (5) Total fee paid:  $13,190.35

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________
     (2) Form, Schedule or Registration Statement No.:__________________________
     (3) Filing Party: _________________________________________________________
     (4) Date Filed: ___________________________________________________________

                                                              PRELIMINARY COPIES
                             POLYVISION CORPORATION
                          4888 South Old Peachtree Road
                             Norcross, Georgia 30071
                                 (770) 447-5043

                                                     _________ ___, 2001

Dear PolyVision Shareholder:

         You are cordially invited to attend a special meeting of shareholders of PolyVision Corporation to be held on ____________ __, 2001, at 10:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166.

         At the special meeting, you will be asked to consider and vote on a proposal to adopt an agreement and plan of merger among PolyVision, Steelcase Inc. and PV Acquisition, Inc., a wholly-owned subsidiary of Steelcase. If the merger is completed, PolyVision will become a wholly-owned subsidiary of Steelcase, and you will receive $2.25 in cash, without interest, for each share of PolyVision common stock that you own. Since your shares will be exchanged for cash in the merger, when the merger is completed you no longer will own an equity interest in PolyVision or be able to share in its potential future earnings or growth.

         Before we can complete the merger, the holders of at least 66-2/3% of the outstanding shares of our common stock, series B preferred stock and series C preferred stock, voting together as a single class, and at least a majority of the outstanding shares of our series B and series C preferred stock, voting as separate classes, must vote to adopt the merger agreement.

         The Alpine Group, Inc., our principal shareholder, owns approximately 48.1% of the outstanding shares of our common stock and all of the outstanding shares of our series B and series C preferred stock, and has agreed with Steelcase to vote all of its shares to adopt the merger agreement. If the merger agreement is adopted and all other conditions described in the merger agreement are met, the merger will occur as soon as possible after the special meeting.

         A special committee of three independent directors was formed by your board to analyze, consider and negotiate the terms of the merger and make a recommendation to the full board of directors. In doing so, the special committee consulted with our management team and with outside financial and legal advisors and considered a number of factors, which are detailed in the accompanying proxy statement. The special committee received the written opinion of Deutsche Banc Alex. Brown Inc. that, as of August 23, 2001, the $2.25 per share merger consideration to be received by holders of our common stock is fair from a financial point of view to those holders, other than Alpine. A copy of Deutsche Banc's fairness opinion is included as Appendix C to this proxy statement.

         Your board of directors, upon the recommendation of the special committee of independent directors, has determined that the merger is advisable, fair to you and in your best interests. Accordingly, your board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting.

         To adopt the merger agreement, you must cast a "FOR" vote by following the instructions stated in the enclosed proxy card. If you do not vote at all, your non-vote will count as a vote against adoption of the merger agreement. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted for adoption of the merger agreement. If you fail to return your proxy card, you will not be counted as present or voting at the meeting unless you appear in person. If you attend the special meeting, you may revoke your proxy if you wish and vote personally.

         The accompanying proxy statement provides detailed information about the proposed merger. We encourage you to read the entire proxy statement, including the appendices, carefully.

         Sincerely,

         STEVEN S. ELBAUM                  MICHAEL H. DUNN
         Chairman of the Board             President and Chief Executive Officer

         The date of this proxy statement is _________ ___, 2001 and it is first being mailed to shareholders on or about __________ ___, 2001.

                                                              PRELIMINARY COPIES


                             POLYVISION CORPORATION
                          4888 South Old Peachtree Road
                             Norcross, Georgia 30071
                                 (770) 447-5043


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ___________ ___, 2001

         PolyVision Corporation will hold a special meeting of its shareholders on __________ ___, 2001, at 10:00 a.m., Eastern time, at the offices of Greenberg Traurig LLP, The MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166 for the following purposes:

         o To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated August 24, 2001, by and among Steelcase Inc., PV Acquisition, Inc., a wholly-owned subsidiary of Steelcase, and PolyVision. The merger agreement provides that PV Acquisition will merge with and into PolyVision, with PolyVision surviving the merger as a wholly-owned subsidiary of Steelcase. In the merger, each outstanding share of PolyVision common stock will be automatically converted into the right to receive $2.25 in cash, without interest.

         o To consider and act on any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Before we can complete the merger, the holders of at least 66-2/3% of the outstanding shares of our common stock, series B preferred stock and series C preferred stock, voting together as a single class, and at least a majority of the outstanding shares of our series B and series C preferred stock, voting as separate classes, must vote to adopt the merger agreement. The Alpine Group, Inc., our principal shareholder, owns approximately 48.1% of the outstanding shares of our common stock and all of the outstanding shares of our series B and series C preferred stock, and has agreed with Steelcase to vote all of its shares to adopt the merger agreement. If the merger agreement is adopted and all other conditions described in the merger agreement are met, the merger will occur as soon as possible after the special meeting.

         Your board of directors, upon the recommendation of a special committee of independent directors, has determined that the merger is advisable, fair to you and in your best interests. Accordingly, your board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting.

         These items of business are described in detail in the attached proxy statement and in the appendices to the attached proxy statement. You are encouraged to read these materials very carefully and in their entirety before deciding how to vote.

         We have fixed the close of business on ____________ __, 2001 as the record date for determining who is entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of shareholders entitled to vote at the special meeting will be available and open to the examination of any shareholder at the special meeting.

         Whether or not you intend to be present at the special meeting, please mark, sign and date the enclosed proxy and return it in the enclosed postage prepaid envelope. Sending a proxy will not affect your right to vote in person if you attend the special meeting.

                                By Order of the Board of Directors,

                                GARY L. EDWARDS
                                Chief Financial Officer, Treasurer and Secretary
Norcross, Georgia
_______ ___, 2001

         If you have any questions regarding the special meeting, the attached proxy statement or the procedures for voting, please call our proxy solicitor, D.F. King & Co. Inc., toll free at 1-800-_________.

                                TABLE OF CONTENTS


                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING.................1

SUMMARY........................................................................3
        The Parties in the Merger..............................................3
        Date, Time and Place of Special Meeting................................3
        Purpose of the Special Meeting.........................................3
        The Merger.............................................................3
        Vote Required..........................................................5
        Reasons for the Merger.................................................5
        Our Recommendation to You..............................................6
        Opinion of the Financial Advisor to the Special Committee..............6
        Payments to Our Financial Advisor......................................6
        Interests of Persons in the Merger.....................................6
        Shareholder's Agreement................................................7
        No Dissenters' Rights..................................................7
        U.S. Federal Income Tax Consequences...................................7
        No Financing Contingency...............................................7
        Regulatory Approvals...................................................7
        Exchange of Stock Certificates.........................................7

THE SPECIAL MEETING............................................................8
        Date, Time and Place...................................................8
        Purpose of the Special Meeting.........................................8
        Record Date; Outstanding Shares and Voting.............................8
        Vote Required..........................................................8
        Share Ownership of Alpine and Management...............................9
        Solicitation and Voting of Proxies.....................................9
        Revocation of Proxies.................................................10

THE PARTIES...................................................................11
        PolyVision Corporation................................................11
        Steelcase Inc.........................................................11
        PV Acquisition, Inc...................................................11

THE MERGER....................................................................13
        Background of the Merger..............................................12
        Reasons for the Merger; Recommendation of the Board of Directors......15
        Opinion of Special Committee Financial Advisor........................17
        Financial Projections.................................................22
        Form of the Merger....................................................23
        Interests of Persons in the Merger....................................24
        Conduct of PolyVision's Business if the Merger is not Completed.......25
        Material U.S. Federal Income Tax Consequences of the Merger...........25
        Regulatory Approvals..................................................26
        No Financing Contingency..............................................26
        No Dissenters' Rights.................................................26
        Other Effects of the Merger...........................................26

THE MERGER AGREEMENT..........................................................27
        The Merger............................................................27
        Effective Time of the Merger..........................................27
        Treatment of PolyVision Securities....................................27
        Exchange of PolyVision Stock Certificates.............................28
        Certificate of Incorporation and By-laws..............................28
        Officers and Directors of PolyVision Following the Merger.............28
        Board Recommendation..................................................29
        Representations and Warranties........................................29
        Conduct of Business of PolyVision Prior to the Merger.................30
        Access and Confidentiality............................................32
        Determination Letters; Multiemployer Plans............................32
        Employment and Benefit Arrangements...................................32
        Transfer of Intellectual Property.....................................33
        Standstill Agreements.................................................33
        Takeover Laws.........................................................33
        Amendment and Modification............................................33
        Fees and Expenses.....................................................33
        Conditions to the Merger..............................................33
        Notification of Acquisition Proposals; No Solicitation................35
        Termination of the Merger Agreement...................................36
        Termination Fee.......................................................37

RELATED AGREEMENTS............................................................37
        Shareholder's Agreement...............................................37
        Employment and Non-Competition Agreements.............................39

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT........................41

MARKET PRICE AND DIVIDEND INFORMATION.........................................44
        PolyVision Market Price Data..........................................44
        Recent Closing Prices.................................................44
        Dividend Policy.......................................................44

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................46

SHAREHOLDER PROPOSALS.........................................................47

OTHER BUSINESS................................................................47

WHERE CAN YOU FIND MORE INFORMATION...........................................47

APPENDIX A - AGREEMENT AND PLAN OF MERGER....................................A-1

APPENDIX B - SHAREHOLDER'S AGREEMENT.........................................B-1

APPENDIX C - OPINION OF DEUTSCHE BANC ALEX. BROWN INC........................C-1

             QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING


1.   Q:  Who is soliciting my proxy?           7.   Q:  When do you expect to complete the
                                                    merger?
     A:  PolyVision's board of directors.
                                                    A:  We are working to complete the
2.   Q:  What am I being asked to vote on?          merger as quickly as possible and
                                                    hope to complete the merger shortly
     A:  You are being asked to vote to             after the special meeting, if the
     adopt the merger agreement that we             merger agreement is adopted by our
     entered into with Steelcase Inc.               shareholders and the other
     which sets out the terms and                   conditions to completing the merger
     conditions of the proposed merger              are satisfied.
     of PolyVision and a subsidiary of
     Steelcase.                                8.   Q:  What vote is required to adopt the
                                                    merger agreement?
3.   Q:  Who is Steelcase?
                                                    A:  Before we can complete the
     A:  Steelcase is the world's largest           merger, the holders of at least
     designer and manufacturer of                   66-2/3% of the outstanding shares
     products used to create                        of our common stock, series B
     high-performance work environments,            preferred stock and series C
     including furniture systems,                   preferred stock, voting together as
     seating, storage, desks, casegoods,            a single class, must vote to adopt
     interior architectural products,               the merger agreement. At least a
     technology products and related                majority of our series B and series
     products and services.                         C preferred stock, voting as
                                                    separate classes, also must vote to
4.   Q:  What will I receive in the                 adopt the merger agreement.
     merger for each of my shares of
     PolyVision common stock?                           The Alpine Group, Inc., our
                                                    principal shareholder, owns
     A:  If the merger is completed, you            approximately 48.1% of the
     will receive $2.25 in cash for each            outstanding shares of our common
     of your shares of PolyVision common            stock and all of the outstanding
     stock. No interest will be paid on             shares of our series B and series C
     this amount. Under some                        preferred stock, and has agreed to
     circumstances, this amount could be            vote all of its shares to adopt the
     reduced by stock transfer and                  merger agreement.
     withholding taxes applicable to
     you.                                      9.   Q:  What do I need to do now?

5.   Q:  Why is the board of directors              A:  Please sign, date and complete
     recommending that I vote to adopt the          your proxy card and promptly return
     merger agreement?                              it in the enclosed, postage-
                                                    prepaid envelope so that your
     A:  Your board of directors                    shares of PolyVision common stock
     recommends that you vote to adopt              can be represented at the special
     the merger agreement because it has            meeting.
     unanimously determined that the
     merger with Steelcase is advisable,       10.  Q:  If my shares are held in "street
     fair to you and in your best                   name" by my broker, will my broker vote
     interests.                                     my shares for me?

6.   Q:  Why was the special committee              A:  Your broker will vote your
     formed?                                        shares for you ONLY if you instruct
                                                    your broker how to vote for you.
     A:  Since Alpine is the principal              Your broker should mail information
     shareholder of PolyVision and                  to you that will explain how to
     several members of your board of               give it these instructions.
     directors are affiliates of Alpine,
     your board formed a special
     committee of three independent
     directors to analyze, consider and
     negotiate the terms of the merger
     with Steelcase and make a
     recommendation to your board
     whether to approve it. None of the
     three directors on the special
     committee is an officer of
     PolyVision or an officer or
     director of Alpine, or has any
     significant ownership or other
     interest in Alpine.


11.  Q:  Can I change my vote after I        17.  Q:  How will I know the merger has
     have mailed my signed proxy card?            occurred?

     A:  Yes. Just send by mail a                 A:  If the merger occurs, we will
     written revocation or a later-dated,         make a public announcement of this
     completed and signed proxy card              fact and you also will receive
     before the special meeting or                notice of it by mail.
     simply attend the special meeting
     and vote in person. You cannot          18.  Q:  Will the merger be taxable to me
     change your vote by fax or
     telephone.                                   A:  Yes. The merger generally will
                                                  be taxable to PolyVision
12.  Q:  What if I don't send back a proxy        shareholders. You will recognize
     card or vote my shares in person at          gain or loss equal to the
     the special meeting?                         difference between the total amount
                                                  of cash you receive in the merger
     A:  If you don't return your proxy           for your PolyVision shares and your
     card or vote your shares in person           adjusted tax basis in those shares.
     at the special meeting, each share
     of your stock will be treated as a      19.  Q:  Who is paying for the costs of
     vote against adoption of the merger          this solicitation?
     agreement.
                                                  A:  We will pay the costs of
13.  Q:  Should I send in my share                preparing this proxy statement and
     certificates now?                            soliciting proxies from you.

     A:  No. After the merger is             20.  Q:  Whom can I call with questions?
     completed, you will receive written
     instructions on how to surrender             A:  If you have questions regarding
     your share certificates and receive          the special meeting, the attached
     your cash. You will also be able to          proxy statement or the procedures
     obtain written instructions                  for voting, please call our proxy
     directly from American Stock                 solicitor, D.F. King & Co. Inc.,
     Transfer & Trust Company, the                toll free at 1-800-________.
     paying agent, at the completion of
     the merger. Please do not send your
     share certificates with your proxy.

14.  Q:  When will I receive cash for my
     PolyVision shares?

     A:  If the merger is completed, you
     will receive cash for your
     PolyVision shares promptly after we
     receive from you a properly
     completed letter of transmittal
     together with your stock
     certificates, in accordance with
     the instructions you will receive
     when the merger is completed.

15.  Q:  What happens if the merger is not
     completed by January 3, 2002?

     A:  The merger agreement will
     terminate and the merger will not
     occur, unless the January 3, 2002
     expiration date is extended to a
     later date by the parties. We are
     not required and do not presently
     intend to extend the January 3,
     2002 expiration date.

16.  Q:  Will I have dissenters' rights in
     the merger?

     A:  No. Under New York law, you are
     not entitled to dissenters' rights,
     rights of appraisal or similar
     rights to receive a judicial
     valuation of your shares in
     connection with the merger.


                                    SUMMARY

     The following summary highlights very important information contained elsewhere in this proxy statement but does not contain all of the information in this proxy statement that is important to your voting decision.

     You should carefully read the entire proxy statement and all of the attached documents before you decide how to vote on the merger. See "Where You Can Find More Information" on page 45.

The Parties in the Merger                    The Merger

   PolyVision Corporation                         If our shareholders adopt the
     4888 South Old Peachtree Road           merger agreement and all other
     Norcross, Georgia 30071                 conditions to completing the merger are
     (770) 447-5043                          met, PV Acquisition will be merged with
                                             and into PolyVision, and PolyVision will
     PolyVision is an international          become a wholly-owned subsidiary of
manufacturer and installer of static,        Steelcase. After the merger is
active and interactive visual                completed, you no longer will own an
communication products for the education     equity interest in PolyVision or be able
and corporate markets and is the leading     to share in its potential future
supplier of light-gauge ceramicsteel,        earnings or growth, and our common stock
critical in the manufacture of quality       will no longer be publicly traded.
writing and projection surfaces.
PolyVision also produces menu and                 The merger will become effective
merchandising boards for food service        when a certificate of merger is filed
and banking institutions.                    with the Department of State of the
                                             State of New York, which we expect to do
   Steelcase Inc.                            as soon as possible after the special
     901 44th Street, S.E.                   meeting.
     Grand Rapids, Michigan 49508
     (616) 247-2710                               The merger agreement (see page 27)

     Steelcase is the world's largest             A copy of the merger agreement is
designer and manufacturer of products        attached to this document as Appendix A.
used to create high-performance work         We encourage you to read that document
environments. Steelcase has led the          in its entirety because it is the legal
office furniture industry in sales every     document that contains all of the terms
year since 1974. Its product portfolio       and conditions of the merger.
includes furniture systems, seating,
storage, desks, casegoods, interior               The payment you will receive in the
architectural products, technology                merger for your shares of PolyVision
products and related products and                 common stock (see page 29)
services.
                                                  In the merger, you will receive
     PV Acquisition, Inc. is a               $2.25 in cash, without interest, for
wholly-owned subsidiary of Steelcase and     each share of our common stock you own.
was formed solely to effect the merger.      Under some circumstances, this amount
PV Acquisition has the same address and      could be reduced by stock transfer and
telephone number as Steelcase.               withholding taxes applicable to you.

Date, Time and Place of Special                   Treatment of other PolyVision
Meeting (see page 8)                              securities in the merger (see page 27)

     The special meeting of PolyVision            In the merger:
shareholders is scheduled for _________
__, 2001 at 10:00 a.m., Eastern time, at          o   each outstanding share of our series B
the offices of Greenberg Traurig, LLP,                preferred stock and series D preferred
The MetLife Building, 200 Park Avenue,                stock will be exchanged for a cash
15th Floor, New York, New York 10166.                 payment of

Purpose of the Special Meeting                        -   $50.00 in cash, representing its
(see page 8)                                              liquidation preference, plus

     At the special meeting, you will be              -   any accrued and unpaid dividends
asked to consider and vote on a proposal                  in respect of those shares;
to adopt the Agreement and Plan of
Merger, dated August 24, 2001, among              o   each outstanding share of our series C
Steelcase, PV Acquisition and                         preferred stock will be exchanged for a
PolyVision.                                           cash payment of

                                                      -   $2.25, multiplied by



         -   the number of shares of              o   the shareholder's agreement
             our common stock into                    between Alpine and Steelcase
             which the series C                       must be in effect;
             preferred stock is
             convertible; and                     o   the employment agreements of
                                                      our president and chief
     o   each outstanding option to                   executive officer and three
         purchase our common stock                    other senior executive
         will be cancelled in                         officers of PolyVision must be
         exchange for a cash payment                  in effect;
         equal to
                                                  o   all material governmental and
         -   the total number of                      third-party consents and
             shares of our common                     approvals must be received;
             stock subject to the                     and
             option, multiplied by
                                                  o   there must not have occurred
         -   the excess, if any, of                   any change or event since
             $2.25 over the exercise                  August 24, 2001 that has had
             price of the option.                     or would reasonably be
                                                      expected to have a material
     From and after the effective time                adverse effect on our
of the merger:                                        business, assets or financial
                                                      condition.
     o   each outstanding warrant to
         purchase our common stock will           Termination of the merger agreement
         represent the right to                   (see page 36)
         receive, upon exercise of the
         warrant and payment of the               The merger agreement can be terminated:
         exercise price, a cash payment
         of                                       o   by Steelcase and PolyVision,
                                                      if we both agree to do so;
         -   $2.25, multiplied by
                                                  o   by Steelcase or PolyVision,
         -   the number of shares of                  if:
             our common stock issuable
             upon exercise of the                     -   any law or regulation or any
             warrant; and                                 court order or injunction
                                                          permanently prohibits the
     o   the $8.0 million convertible                     merger,
         promissory note we issued to
         Wind Point Partners III, L.P.                -   the merger is not completed by
         will represent the right, upon                   5:30 p.m., Eastern time, on
         conversion of the note, to                       January 3, 2002, or
         receive a cash payment of
                                                      -   the merger agreement is not
         -   $2.25, multiplied by                         adopted by the required vote
                                                          of our shareholders at the
         -   the number of shares of                      special meeting or any
             our common stock issuable                    adjournment or postponement of
             upon conversion of the                       it;
             note.
                                                 o   by Steelcase, if:
     There are conditions to completing
     the merger (see page 33)                         -   our representations and
                                                          warranties in the merger
     To complete the merger, a number                     agreement are not true and
of conditions must be satisfied,                          correct,
including:
                                                      -   we materially breach any of
     o   the merger agreement must be                     our obligations under the
         adopted by our shareholders;                     merger agreement and fail to
                                                          cure the breach within 30 days
     o   there must not be any law or                     after we are notified, or
         regulation or any court order
         or injunction preventing the                 -   your board of directors or the
         merger;                                          special committee withdraws or
                                                          changes its recommendation to
     o   the representations and                          you to adopt the merger
         warranties of the parties in                     agreement at the special
         the merger agreement must be                     meeting; or
         true and correct;
                                                  o   by PolyVision, if:
     o   the obligations of the parties
         under the merger agreement                   -   the representations and
         must be materially performed;                    warranties of Steelcase in the
                                                          merger agreement are not true
     o   there must not be pending any                    and correct, or
         action or proceeding by any
         governmental entity that has a               -   Steelcase materially breaches
         reasonable likelihood of                         any of its obligations under
         success seeking to restrain or                   the merger agreement
         prohibit Steelcase's ownership
         or operation of all or any
         material portion of our
         business;



             and fails to cure the breach              Each share of our common stock,
             within 30 days after it is           series B preferred stock and series C
             notified.                            preferred stock is entitled to one vote
                                                  per share at the special meeting.
     Termination fee (see page 37)                Abstentions, failures to vote and broker
                                                  non-votes will have the same effect as a
     We must pay Steelcase a cash                 vote against adoption of the merger
termination fee of $2,650,000, if:                agreement.

     o   we terminate the merger agreement             Alpine, our principal shareholder,
                                                  owns approximately 48.1% of the
         -   either because the special           outstanding shares of our common stock
             meeting was not held and the         and all of the outstanding shares of our
             merger was not completed by          series B and series C preferred stock.
             5:30 p.m., Eastern time, on          Alpine entered into a shareholder's
             January 3, 2002, or because          agreement with Steelcase in which it
             the special meeting was held,        agreed to vote all of its shares to
             but the merger agreement was         adopt the merger agreement.
             not adopted by our shareholders,
             and                                       On September 10, 2001, our
                                                  directors, executive officers and their
         -   before termination, we receive       affiliates, excluding Alpine, owned
             an acquisition proposal that         770,774 shares of our common stock, or
             has been publicly announced          approximately 5.4% of the outstanding
             from an entity not affiliated        shares of our common stock. We expect
             with Steelcase, and                  these individuals to vote to adopt the
                                                  merger agreement.
         -   within 12 months after
             termination, we sign an              Reasons for the Merger (see page 16)
             acquisition agreement with
             an entity not affiliated with             A special committee of three
             Steelcase; or                        independent directors was formed by your
                                                  board to analyze, consider and negotiate
     o   Steelcase terminates the merger          the terms of the merger and make a
         agreement                                recommendation to the full board of
                                                  directors. In doing so, the special
         -   either because your board or         committee considered a number of
             the special committee changed        factors, including the following
             or withdrew its recommendation       principal factors:
             that you adopt the merger
             agreement, or because the                 o   general economic, industry and
             special meeting was held, but                 market conditions;
             the merger agreement was not
             adopted by our shareholders,              o   the approximately $180.0
             and                                           million valuation for
                                                           PolyVision offered by
         -   before termination, we receive                Steelcase;
             an acquisition proposal that
             has been publicly announced               o   alternative business and
             from an entity not affiliated                 financial strategies;
             with Steelcase, and
                                                       o   the premium that the $2.25 per
         -   within 12 months after                        common share merger
             termination, we sign an                       consideration represents over
             acquisition agreement with                    recent and historical market
             an entity not affiliated                      prices of our common stock;
             with Steelcase.
                                                       o   the view that the likelihood
     Steelcase will not receive the                        of an offer for a superior
termination fee if it is in material                       alternative acquisition
breach of the merger agreement at the                      transaction was low in the
time the merger agreement is terminated.                   near term;

Vote Required (see page 8)                             o   historical and current
                                                           information concerning our
     To complete the merger, the holders                   business, financial
of at least 66-2/3% of the outstanding                     performance and condition,
shares of our common stock, series B                       capital structure, leverage
preferred stock and series C preferred                     and competitive position;
stock, voting together as a single
class, must vote to adopt the merger                   o   the risks which would be
agreement. In addition, at least a                         encountered in executing our
majority of the outstanding shares of                      long-term business plan;
our series B and series C preferred
stock, voting as separate classes, must                o   the fact that, if the merger
vote to adopt the merger agreement.                        is completed, you will no
                                                           longer participate in any
     Your board of directors has fixed                     potential future growth of
the close of business on _________ __,                     PolyVision;
2001 as the record date for purposes of
determining the shareholders entitled to
vote at the special meeting.



     o   the difficulty in predicting             Our Recommendation to You (see page 16)
         our future stock price
         performance, and the                          After evaluating these factors and
         historical limited liquidity             consulting with its outside legal and
         of our common stock;                     financial advisors, the special
                                                  committee of independent directors
     o   Alpine's expressed intention             concluded that the merger is advisable,
         to vote in favor of the                  fair to you and in your best interests,
         transaction with Steelcase               and unanimously recommended to your full
         on the terms provided for in the         board of directors that it approve the
         merger agreement.                        merger and adopt the merger agreement.

     o   Deutsche Banc's written
         opinion addressed and delivered to            Upon the recommendation of the
         the special committee that, as of        special committee of independent
         August 23, 2001, the $2.25 per share     directors, your board has determined
         merger consideration to be               that the merger is advisable, fair to
         received by the holders of our           you and in your best interests.
         common stock is fair from a              Accordingly, your board has unanimously
         financial point of view to               approved the merger and adopted the
         those holders, other than                merger agreement and recommends that you
         Alpine;                                  vote to adopt the merger agreement at
                                                  the special meeting.
     o   the fact that the
         shareholder's agreement                  Opinion of the Financial Advisor to
         requires Steelcase to purchase           the Special Committee (see page 17)
         all equity interests in
         PolyVision for the same                       The special committee retained
         consideration provided in the            Deutsche Banc Alex. Brown Inc. to serve
         merger agreement if it                   as its financial advisor in connection
         exercises its option to                  with its evaluation of the merger.
         purchase Alpine's shares;                Deutsche Banc has delivered its written
                                                  opinion to the special committee that,
     o   the fact that Steelcase's                as of August 23, 2001, the $2.25 per
         offer was expressly                      share cash consideration to be received
         conditioned on your board's              in the merger by holders of our common
         approval of the shareholder's            stock is fair from a financial point of
         agreement;                               view to those holders, other than
                                                  Alpine.
     o   the fact that Steelcase's
         obligations under the merger                  The full text of the written
         agreement are not conditioned            opinion of Deutsche Banc, dated August
         on its obtaining financing;              23, 2001, is attached as Appendix C to
                                                  this proxy statement. You are urged to
     o   the potential conflicts of               read this opinion carefully and in its
         interest of several executive            entirety.
         officers and directors of
         PolyVision with respect to the           Payments to Our Financial Advisor
         merger in relation to your               (see page 23)
         interests;
                                                       We paid $50,000 to Deutsche Banc
     o   the fact that the merger is a            upon the execution of its engagement
         fully taxable transaction to             letter and $200,000 upon the delivery of
         you;                                     its written fairness opinion to the
                                                  special committee.
     o   the terms of the merger
         agreement, which were                         We will pay Deutsche Banc an
         extensively negotiated by the            additional $50,000 when the merger is
         special committee;                       completed.

     o   our ability to become fully              Interests of Persons in the Merger
         informed as to alternative               (see page 25)
         transactions that could lead
         to superior offers; and                       In considering the recommendation
                                                  of your board of directors to adopt the
     o   the amount and scope of the              merger agreement, you should know that
         termination fee payable to               several executive officers and directors
         Steelcase under limited                  of PolyVision have relationships or
         circumstances.                           interests in the merger that are
                                                  different from, or in addition to, your
     No particular weight or rank was             interests as a shareholder. These
assigned to these factors, and the special        interests include the following:
committee considered all factors as a whole.
                                                       o   Three members of your board,
                                                           including its chairman, are
                                                           also members of the board of
                                                           directors of Alpine, our
                                                           principal shareholder. The
                                                           chairman of your board is also
                                                           the chairman of the board and
                                                           chief executive officer of
                                                           Alpine.


     o    1,637,142 shares of our common               If Steelcase exercises the call
          stock are subject to stock              option and purchases Alpine's shares,
          options granted to executive            Steelcase must promptly commence an
          officers and directors of               all-cash tender offer and, if necessary,
          PolyVision under various stock          a second-step merger to purchase all
          option plans, of which                  other outstanding shares of our common
          1,220,014 options have                  stock for not less than $2.25 per share
          exercise prices below $2.25             in cash. The special committee will
          per share. In the merger,               remain constituted to enforce these
          these executive officers and            provisions if the merger agreement is
          directors will receive cash             terminated and Steelcase exercises its
          payments equal to the excess,           call option.
          if any, of $2.25 over the
          exercise price per share for            No Dissenters' Rights (see page 26)
          each option.
                                                       Under New York law, you do not have
     o    PolyVision's president and              any dissenters' rights, rights of
          chief executive officer will            appraisal or similar rights to receive a
          be paid a signing bonus of              judicial valuation of your shares in
          $900,000 within five days               connection with the merger.
          after completion of the
          merger, and a retention bonus           U.S. Federal Income Tax Consequences
          of $200,000, payable in two             (see page 25)
          equal amounts on each of the
          first and second anniversaries               In general, for U.S. federal income
          of the merger. Separately, he           tax purposes, you will recognize gain or
          will also receive a portion of          loss equal to the difference between
          the payment under the $8.0
          million convertible promissory               o    the total amount of cash you
          note held by Wind Point                           receive in the merger for your
          Partners.                                         PolyVision shares, and

     o    Three of our senior executive                o    your adjusted tax basis in
          officers will receive a                           those shares.
          one-time cash bonus payment
          equal to the executive's                     Any gain or loss will be treated as
          annual base salary, in each             a long-term capital gain or loss if at
          case varying between $208,000           the time of the merger you hold your
          and $220,000, within five days          PolyVision shares as a capital asset and
          after completion of the                 have held your PolyVision shares for
          merger.                                 more than 12 months. Under U.S. federal
                                                  income tax law, long-term capital gains
     o    Under the merger agreement,             are taxable at a maximum rate of 20% for
          indemnification will continue           individuals and 35% for corporations.
          to be provided to the present           You also may be subject to state and
          and former directors and                local taxes.
          officers of PolyVision for a
          period of six years after the                Tax matters are very complicated
          merger, and PolyVision's                and the tax consequences of the merger
          liability insurance coverage            to you will depend on the facts of your
          will be maintained for those            own situation. You should consult your
          officers and directors for a            tax advisors to understand fully the tax
          period of not less than three           consequences of the merger to you.
          years after the merger.
                                                  No Financing Contingency (see page 26)
     These interests and financial
arrangements may create conflicts with                 Steelcase has available and
your interests as a PolyVision                    reserved, or has received written
shareholder and you should evaluate               commitments from third-party lenders to
these conflicts carefully before                  obtain, sufficient funds to pay the full
deciding whether and how to vote on the           merger consideration and all of our
merger.                                           outstanding indebtedness. There is no
                                                  condition to Steelcase's obligations
Shareholder's Agreement (see page 37)             under the merger agreement that
                                                  Steelcase obtain financing before
     Alpine has entered into a                    completing the merger.
shareholder's agreement, dated August
24, 2001, with Steelcase in which Alpine          Regulatory Approvals (see page 26)
has, among other things:
                                                       We are not aware of any federal or
     o    agreed to vote all of its               state regulatory requirements that must
          shares to adopt the merger              be complied with or approvals that must
          agreement;                              be obtained to consummate the merger,
                                                  other than filing a certificate of
     o    agreed to vote all of its shares        merger with the Department of State of
          against any action which could          the State of New York and filing this
          reasonably be expected to               proxy statement with the SEC.
          impede or interfere with the
          merger;
                                                  Exchange of Stock Certificates
     o    granted to Steelcase an                 (see page 28)
          irrevocable proxy to vote all
          of its shares for adoption of                Promptly after we complete the
          the merger agreement and against        merger, we will mail to you a letter of
          any action which could reasonably       transmittal and detailed instructions
          be expected to impede or interfere      specifying the procedures you must
          with the merger; and                    follow to properly surrender your share
                                                  certificates and receive your cash.
     o    granted to Steelcase an
          irrevocable "call option" to                  Please do not send us any of your
          purchase all of its shares,             share certificates at this time.
          which is exercisable for 30
          days following termination of
          the merger agreement for any
          reason.









                               THE SPECIAL MEETING

Date, Time and Place

         The enclosed proxy is solicited by and on behalf of your board of directors for use at the special meeting of PolyVision shareholders scheduled for _______ __, 2001, at 10:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166.

         This proxy statement and the accompanying form of proxy were first mailed to you on or about ______ __, 2001.

Purpose of the Special Meeting

         At the special meeting, you will be asked to consider and vote on:

         o a proposal to adopt the Agreement and Plan of Merger, dated August 24, 2001, by and among Steelcase, PV Acquisition and PolyVision; and

         o any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         A special committee of three independent directors was formed by your board to analyze, consider and negotiate the terms of the merger and make a recommendation to the full board of directors. In doing so, the special committee consulted with our management team and with outside financial and legal advisors and considered a number of factors. After extensive consideration of these factors, the special committee concluded that the merger is advisable, fair to you and in your best interests, and unanimously recommended to your full board of directors that it vote to approve the merger, adopt the merger agreement and recommend to you that you vote to adopt the merger agreement.

         Your board of directors, upon the recommendation of the special committee of independent directors, has determined that the merger is advisable, fair to you and in your best interests. Accordingly, your board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting.

Record Date; Outstanding Shares and Voting

         Your board of directors has fixed the close of business on _________, 2001 as the record date for purposes of determining the shareholders entitled to vote at the special meeting. Only those shareholders as of the record date are entitled to vote at the special meeting. As of the close of business on the record date, there were 14,168,527 shares of our common stock, 255,000 shares of our series B preferred stock and 140,000 shares of our series C preferred stock issued and outstanding and entitled to vote at the special meeting. Holders of these shares are entitled to cast one vote per share on the proposal to adopt the merger agreement. At the special meeting, our common stock, series B preferred stock and series C preferred stock will vote together as a single class, and our series B preferred stock and series C preferred stock will vote as separate classes on the proposal to adopt the merger agreement. There are no other outstanding classes or series of PolyVision securities entitled to vote at the special meeting.

Vote Required

         The presence, in person or by proxy, of the holders of a majority of the shares of PolyVision common stock, series B preferred stock and series C preferred stock outstanding on the record date for the special meeting is necessary to constitute a quorum for the special meeting. A quorum is necessary for the special meeting to be valid. If a quorum should not be present, the special meeting may be adjourned from time to time until a quorum is obtained. For the merger to be completed, the holders of at least 66-2/3% of the outstanding shares of our common stock, series B preferred stock and series C preferred stock, voting together as a single class, must vote to adopt the merger agreement. In addition, at least a majority of the outstanding shares of series B preferred stock, voting as a separate class, and a majority of the outstanding shares of series C preferred stock, voting as a separate class, must vote to adopt the merger agreement.

         At the special meeting, abstentions and votes withheld will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, known as a "broker non-vote," those shares will be considered as present and entitled to vote with respect to that matter for the purposes of establishing a quorum. Because the affirmative vote of not less than 66-2/3% of the outstanding shares entitled to vote at the special meeting is required to adopt the merger agreement, abstentions, votes withheld and broker non-votes will have the same effect as votes against adoption of the merger agreement.

Share Ownership of Alpine and Management

         On the record date, Alpine, our principal shareholder, owned:

         o 6,820,113 shares of our common stock, representing 48.1% of the outstanding shares of our common stock;

         o 255,000 shares of our series B preferred stock, representing all of the outstanding shares of our series B preferred stock; and

         o 140,000 shares of our series C preferred stock, representing all of the outstanding shares of our series C preferred stock.

         Under the terms of the shareholder's agreement among Alpine, Steelcase and PV Acquisition, a copy of which is included as Appendix B to this proxy statement, Alpine has agreed, among other things, to vote all of its PolyVision shares to adopt the merger agreement. Alpine's shares represent 49.5% of the aggregate number of shares of our common stock, series B preferred stock and series C preferred stock entitled to vote together as a single class at the special meeting, and all of the preferred stock that will vote as separate classes at the special meeting.

         In addition, on September 10, 2001, PolyVision's directors and executive officers and their affiliates, excluding Alpine, held an aggregate of 770,774 shares of our common stock, or approximately 5.4% of the outstanding shares of our common stock. We expect these individuals to vote to adopt of the merger agreement. Accordingly, after counting Alpine and our management, if the holders of an additional 1,722,160 shares of our common stock, representing approximately 12.2% of the outstanding shares of our common stock, also vote to adopt the merger agreement, the merger agreement will be adopted.

Solicitation and Voting of Proxies

         Shares of our common stock represented by duly executed proxies in the enclosed form received prior to the special meeting and not revoked will be voted at the meeting, or at any adjournment or postponement of the special meeting, in accordance with the instructions specified on the proxy. If no instructions are specified, it is the intention of the duly elected proxies to vote FOR adoption of the merger agreement.

         Your board of directors is not aware of any other matters which may be presented for consideration and a vote at the special meeting. If other matters do properly come before the special meeting, it is intended that shares of our common stock represented by duly executed proxies in the enclosed form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy voted against adoption of the merger agreement will not be voted in favor of any motion to adjourn the special meeting in order to solicit additional proxies.

         PolyVision will pay all of the expenses of soliciting proxies for the special meeting, including the cost of preparing, printing, assembling and mailing this proxy statement and the enclosed form of proxy. In addition to the solicitation of proxies by mail, officers and regular employees of PolyVision, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. PolyVision also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy statement to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

         In addition, PolyVision has retained D.F. King & Co. Inc. to assist in the solicitation of proxies. D.F. King will receive reasonable and customary compensation for its services, estimated at $6,500, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against most liabilities and expenses in connection with its services, including liabilities under the federal securities laws.

Revocation of Proxies

         You may revoke a proxy that you have given at any time before it is voted by:

         o giving written notice to the secretary of PolyVision stating that you would like to revoke your proxy;

         o delivering a new executed proxy bearing a later date according to the solicitation requirements set forth above; or

         o    attending the special meeting and voting in person.

         All written notices of revocation and other communications with respect to revocation of proxies should be addressed to PolyVision as follows: Mr. Gary
L. Edwards, Chief Financial Officer, Treasurer and Secretary, PolyVision Corporation, 4888 South Old Peachtree Road, Norcross, Georgia 30071. Attendance at the special meeting will not have the effect of revoking a proxy unless the PolyVision shareholder in attendance notifies the secretary of the meeting in writing of the revocation before the shares subject to the proxy are voted.

                                   THE PARTIES

PolyVision Corporation

         PolyVision is an international manufacturer and installer of static, active and interactive visual communication products for the education and corporate markets and is the leading supplier of light-gauge ceramicsteel, critical in the manufacture of quality writing and projection surfaces. PolyVision's operations are divided into four market groups - visual communications surfaces, visual communications products, visual communications interactive products and commercial signage.

          o Through our visual communications surfaces group, we manufacture continuous coil ceramicsteel (a high-grade, fused ceramic surface on light-gauge steel producing a non-porous, uniform finish) used in writing surfaces for schools, conference rooms and other business environments, as well as for construction projects such as tunnels and people-moving systems. This group also produces proprietary projection screen surfaces, screen-printed and non-screen printed ceramicsteel surfaces used for interior and exterior architectural applications and high-endurance signage.

          o Through our visual communications products group, we manufacture, install and sell custom-designed and engineered writing, projection and other visual display products, custom cabinets, workstations, conference center casework and folding tables primarily for schools and offices.

          o Through our visual communications interactive products group, we manufacture and sell active and interactive surfaces, such as for digital whiteboards. These surfaces include ceramicsteel, polyester substrate, gas-plasma and rear projection displays. Using these products, data is captured directly from the whiteboard or similar surface to a Windows-based PC or Macintosh computer. These products are used primarily in the education, office and corporate markets.

          o Through our commercial signage group, we manufacture and sell menuboard display systems to the fast food and convenience store industries, and merchandising displays used principally by banking institutions.

         PolyVision has approximately 1,150 employees globally with manufacturing plants and offices throughout the United States, as well as in Belgium, Denmark and France. PolyVision's principal executive offices are located at 4888 South Old Peachtree Road, Norcross, Georgia 30071, and its telephone number is (770) 447-5043.

Steelcase Inc.

         Steelcase is the world's largest designer and manufacturer of products used to create high-performance work environments. Founded in Grand Rapids, Michigan in 1912, Steelcase helps individuals, and the organizations that employ them, around the world to work more effectively. Steelcase has led the office furniture industry in sales every year since 1974. Its product portfolio includes furniture systems, seating, lighting, storage, desks, casegoods, interior architectural products, technology products and related products and services. Fiscal 2001 worldwide revenues were $3.89 billion. Steelcase, including its subsidiaries and joint ventures, has dealers in approximately 800 locations, manufacturing operations in over 30 locations and more than 20,000 employees around the world.

         Steelcase's principal executive offices are located at 901 44th Street, S.E., Grand Rapids, Michigan 49508, and its telephone number is (616) 247-2710.

PV Acquisition, Inc.

         PV Acquisition, Inc., a wholly-owned subsidiary of Steelcase, was formed solely for the purpose of effecting the merger and has undertaken no activities except in connection with the merger. PV Acquisition has the same address and telephone number as Steelcase.

                                   THE MERGER


         This section describes aspects of the proposed merger we consider important, including the merger agreement which is attached as Appendix A to this proxy statement and incorporated by reference in this proxy statement. While we believe that the description covers the material terms of the merger, the summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents we refer to carefully and in their entirety for a complete understanding of the merger.

Background of the Merger

         During the summer of 2000, in connection with the proposed acquisition by PolyVision of the interactive computer conferencing and group communications business of Microfield Graphics, Inc., representatives of PolyVision were introduced to representatives of Steelcase, which was then a significant shareholder of Microfield Graphics. In the course of negotiations concerning the Microfield Graphics transaction, PolyVision and Steelcase discovered a mutual interest in working cooperatively to develop interactive visual communications products. To facilitate their exchange of information, PolyVision and Steelcase signed a mutual confidentiality agreement on August 8, 2000.

         The parties were unable to reach agreement on a collaboration and, in October 2000, Steelcase indicated, on a preliminary basis, that it might instead consider acquiring PolyVision. The parties were unable to reach an agreement in principle on price and other material transaction terms, and discussions terminated in mid-November 2000.

         In March 2001, PolyVision and Steelcase reinitiated discussions concerning collaboration in the interactive visual communications field. In late April 2001, Steelcase expressed its interest in acquiring PolyVision. Further meetings were held in May 2001 regarding a possible acquisition. On July 6, 2001, Michael H. Dunn, PolyVision's president and chief executive officer, and Steven S. Elbaum, PolyVision's chairman, met with Terrence J. Lenhardt, Steelcase's vice president of corporate strategy and development, and Michael I. Love, president and chief executive officer of the Steelcase Design Partnership. Messrs. Lenhardt and Love indicated that Steelcase would be prepared to pursue an acquisition of PolyVision at an aggregate purchase price of between $172.5 million and $177.5 million, including estimated transaction costs and PolyVision's outstanding indebtedness at the time of closing. Messrs. Lenhardt and Love stated that Steelcase's interest in pursuing an acquisition of PolyVision was conditioned on support of the transaction by Alpine, including its agreement to vote in favor of the acquisition and its grant to Steelcase of an option to acquire all of the PolyVision shares held by Alpine; the retention of a number of executive officers of PolyVision under new employment agreement terms that would take effect upon consummation of the merger and, in the case of Mr. Dunn, would replace his existing severance arrangement; and the ability to proceed with negotiations with both
PolyVision and Alpine on an exclusive basis. After further discussion, Messrs. Elbaum and Dunn stated that PolyVision would consider an offer based on a company valuation of $180.0 million in cash, all inclusive.

      During the ensuing week, Steelcase's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom (Illinois), discussed with representatives of PolyVision and Alpine the conditions on which Steelcase would be willing to pursue an acquisition. Skadden Arps explained that Steelcase's proposal assumed that both an acquisition agreement and a shareholder's agreement in which Alpine granted to Steelcase an option to acquire its PolyVision shares would be approved by PolyVision's board of directors to avoid the restrictions under New York's business combination statute.

         On July 17, 2001, PolyVision and Alpine entered into a 45-day exclusivity agreement with Steelcase providing, among other things, that neither of them would initiate, negotiate or entertain any proposal for the acquisition of PolyVision by a third party.

         On July 19, 2001, to establish the basis for further discussions and negotiations, Steelcase submitted to PolyVision's board of directors a letter containing a non-binding preliminary indication of interest in pursuing an acquisition of PolyVision at a total valuation of 180.0 million, including PolyVision's indebtedness, related transaction costs and expenses associated with the retention of management. As previously discussed by the parties, as part of such proposal, Steelcase would require Alpine's voting support, as well as an option to purchase Alpine's shares of PolyVision. Steelcase commenced its due diligence review of PolyVision shortly afterwards. PolyVision established data rooms at its offices in Norcross, Georgia and Genk, Belgium to facilitate the review.

         Since Alpine is a significant shareholder of PolyVision and several members of PolyVision's board of directors are Alpine affiliates, PolyVision's board of directors determined to form a special committee of independent directors to analyze, consider and negotiate a potential business combination transaction with Steelcase and to make recommendations to the board of directors relating to any transaction proposal. On August 8, 2001, the board of directors appointed to the special committee Joseph A. Menniti, Lyman C. Hamilton, Jr. and Hansel B. (Hank) Millican, Jr., none of whom is an officer of PolyVision or an officer or director of Alpine, and none of whom has any significant ownership or other interest in Alpine. Later that day, initial drafts of the merger agreement and the shareholder's agreement were delivered to the special committee and Alpine.

         The special committee held its first meeting on August 13, 2001 and appointed Mr. Menniti as its chairman and formally engaged Greenberg Traurig as its counsel. The special committee also discussed candidates to serve as its financial advisor. The special committee then discussed the initial drafts of the merger agreement and the shareholder's agreement, focusing on the call option to be granted to Steelcase by Alpine under the proposed shareholder's agreement. As originally proposed, the option would enable Steelcase to acquire a significant ownership interest in PolyVision and engage in a subsequent merger or other corporate-level transaction involving PolyVision's minority shareholders on terms and conditions not necessarily subject to the special committee's review and approval. The special committee also discussed the ability of the board of directors to become fully informed about unsolicited transaction proposals from third parties, the circumstances under which Steelcase would be entitled to terminate the merger agreement, the proposed termination fee and the circumstances under which a termination fee would be payable by PolyVision.

         On August 15, 2001, the special committee engaged Deutsche Banc as its financial advisor. In selecting Deutsche Banc, the special committee considered its familiarity with PolyVision, its ability to staff the engagement promptly, its fee proposal and its qualifications, expertise, reputation and experience in public company mergers and acquisitions. In November 2000, Alpine, PolyVision's principal shareholder, had retained Deutsche Banc to identify strategic alternatives to increase Alpine's shareholder value. As part of this process, in November 2000, Deutsche Banc conducted due diligence on PolyVision to determine the value of PolyVision's different business segments. The special committee concluded that, notwithstanding Deutsche Banc's prior retention by Alpine, Deutsche Banc was independent. In reaching this conclusion, the special committee considered, among other things, that Deutsche Banc was currently providing services to Alpine, although not in respect of this transaction, and that it had procedures in place to keep information regarding advice to the special committee confidential. Deutsche Banc commenced its due diligence review of PolyVision, and Mr. Menniti met with Gary L. Edwards, PolyVision's chief financial officer, to conduct a detailed review of PolyVision's financial condition and prospects.

         The special committee met again on August 16, 2001. Mr. Menniti reported to the special committee on the results of his meeting with Mr. Edwards and his review of PolyVision's financial condition and prospects. The special committee then considered strategic alternatives to the proposed transaction with Steelcase as a means of maximizing shareholder value, including:

         o divestiture of particular operations instead of the whole of PolyVision to reduce indebtedness and increase financial flexibility;

         o seeking an alternative financial acquirer, strategic purchaser or business combination partner; and

         o seeking to refinance PolyVision's indebtedness at a lower rate of interest.

         Regarding these alternatives, the special committee believed that it was extremely unlikely that strategic acquirers would be willing to acquire the operations that PolyVision would consider divesting. PolyVision is one of the largest manufacturers of ceramicsteel for the kindergarten through 12th grade market and it would be extremely unlikely that any company other than Steelcase could acquire PolyVision's ceramicsteel or other operations and achieve economies of scale and cost synergies on a reasonable near-term basis. For similar reasons, an acquisition of PolyVision as a whole by a strategic acquirer other than Steelcase in a superior transaction was believed to be unlikely. The special committee doubted that any financial acquirers would surface. The current sluggish state of the U.S. capital markets and overall U.S. economy was also considered. It was also believed unlikely that a new lending group would be able to refinance PolyVision's debt at materially lower interest rates or more favorable cash coverage ratios to provide for greater financial flexibility.

         Also discussed at the August 16, 2001 meeting was Steelcase's proposed offer of approximately $180.0 million, which represented approximately $2.25 to $2.27 net per share of common stock in cash after taking into account estimated transaction costs, the retirement or assumption of PolyVision's indebtedness at closing, the cash-out of in-the-money stock options and warrants and the payment of cash settlements to the holders of PolyVision's outstanding preferred stock. Given the special committee's views as to the impracticality of implementing a comprehensive financial restructuring or an alternate strategy to maximize shareholder value, the special committee believed that a transaction at the price proposed by Steelcase would provide substantial value to PolyVision's minority shareholders that was unlikely to be obtained in any alternative transaction or achieved on a long-term basis if PolyVision remained independent. The committee members agreed to review further the financial aspects of Steelcase's proposal in consultation with Deutsche Banc. Because Steelcase was unwilling to proceed without approval by PolyVision's board of directors of the shareholder's agreement, including the option to acquire Alpine's PolyVision shares, the special committee directed Greenberg Traurig to continue negotiation of the merger agreement and to seek to protect minority shareholders if the option in the shareholder's agreement were ever exercised.

         Negotiations on August 16 and 17, 2001 yielded an agreement in principle that Steelcase's option to acquire Alpine's PolyVision shares would be exercisable only in the event of termination of the merger agreement, and that, if the option were exercised, Steelcase would thereafter be obligated to commence an all-cash tender offer for all outstanding PolyVision shares for the same consideration as otherwise would have been paid in the merger, followed promptly by a second-step merger transaction at this same price for remaining PolyVision shares and in-the-money employee options. Over the course of the next several days, the special committee and Greenberg Traurig negotiated a reduced termination fee, narrowed the circumstances in which such a fee would become payable to Steelcase and modified the circumstances in which Steelcase could terminate the merger agreement and the conditions under which Steelcase could decline to consummate the merger.

         The special committee met again on August 17, 2001 to review the status of negotiations on the merger and shareholder's agreements and to receive an update from representatives of Deutsche Banc concerning the status of its financial review of PolyVision.

         At a meeting held on August 17, 2001, Steelcase's board of directors reviewed the proposed acquisition of PolyVision and the terms of the merger agreement and shareholder's agreement as negotiated to date. The Steelcase board approved the transaction and authorized officers of the company to proceed with negotiations to finalize the transaction documents, subject to the satisfactory completion of due diligence and receipt from PolyVision, and review of, a completed disclosure schedule to the merger agreement.

         During the third week of August 2001, the parties continued to negotiate the details of the merger agreement and the shareholder's agreement. Steelcase informed PolyVision, Greenberg Traurig and counsel to Alpine that the Steelcase board had authorized finalization of the proposed transactions, but that no agreement could be achieved without resolution of all open due diligence items and final agreement as to the contents of PolyVision's disclosure schedule.

         The special committee met on August 22, 2001. Greenberg Traurig reported on the status of negotiations and reviewed the duties of the special committee with respect to its assessment of the merger and the transactions contemplated by the merger agreement and shareholder's agreement. Representatives of Deutsche Banc presented to the special committee their firm's financial analyses of the merger and the methodologies used in their analyses. Deutsche Banc then delivered to the special committee its oral opinion to the effect that the consideration of $2.25 per share in cash to be received in the merger by PolyVision's common shareholders was fair from a financial point of view to those shareholders, other than Alpine. Deutsche Banc noted that its opinion would be confirmed in writing to the special committee the following day. A detailed discussion of the opinion is set forth under "Opinion of Special Committee Financial Advisor" below.

         Following receipt of the written opinion from Deutsche Banc, the special committee met again on August 23, 2001. At this meeting, Greenberg Traurig reviewed in detail the principal terms and conditions of the merger agreement and the shareholder's agreement. After further deliberations, the special committee resolved unanimously to recommend to PolyVision's full board of directors that it approve and adopt the merger agreement and, for purposes of New York's business combination statute, approve the transactions contemplated by the shareholder's agreement.

         PolyVision's full board of directors met on the afternoon of August 23, 2001 to receive the recommendation of the special committee concerning the merger agreement and the transactions contemplated by the merger agreement and shareholder's agreement. Mr. Menniti, on behalf of the special committee, summarized for the board the process by which the special committee negotiated the merger agreement and arrived at its recommendation. Mr. Menniti first delineated the material terms of the transaction documentation and discussed in detail the allocation of the merger consideration among PolyVision's creditors and common and preferred shareholders.

         Mr. Menniti next discussed the special committee's analysis of PolyVision's financial condition. Mr. Menniti concluded his analysis with a discussion of Deutsche Banc's presentation on PolyVision's valuation and its opinion as to the fairness, from a financial point of view, to minority shareholders of the consideration to be paid to PolyVision's common shareholders in the merger. Copies of this opinion were then made available to the board. Finally, Mr. Menniti reported on the special committee's unanimous recommendation that the full PolyVision board of directors approve and adopt the merger agreement and approve the transactions contemplated by the shareholder's agreement.

         Following further discussion, the board of directors unanimously resolved to approve and adopt the merger agreement and to approve the transactions contemplated by the merger agreement and the shareholder's agreement. The board of directors also authorized the execution and delivery of the merger agreement and other transaction documentation, and the filing with the Securities and Exchange Commission of all appropriate proxy solicitation materials.

         Commencing after the board meeting, and continuing through August 24, 2001, Greenberg Traurig and Skadden Arps continued to work on completion of the due diligence review and PolyVision's disclosure schedule, as well as negotiation of various representations, warranties and covenants in the merger agreement. Agreements containing the post-merger employment terms for Mr. Dunn and three other executive officers were executed during the day, and the merger agreement and shareholder's agreement were executed in the overnight hours, on Friday, August 24, 2001.

         On Monday, August 27, 2001, prior to the opening of trading on the American Stock Exchange and New York Stock Exchange, PolyVision and Steelcase issued separate press releases announcing the execution of the merger agreement by PolyVision, Steelcase and PV Acquisition and the execution of the shareholder's agreement by Alpine, Steelcase and PV Acquisition.

Reasons for the Merger; Recommendation of the Board of Directors

         A special committee of three independent directors was formed by your board to analyze, consider and negotiate the terms of the merger and make a recommendation to the full board of directors. In reaching its conclusions and making its recommendation to the board of directors, the special committee and the board of directors consulted with our management team and with outside financial and legal advisors and considered a number of factors, including the following principal factors:

         o general economic, industry and market conditions in industries similar to those in which we engage;

         o the approximately $180.0 million valuation for PolyVision offered by Steelecase, and the apparent substantial value to our common shareholders to be realized in the merger;

         o alternative business and financial strategies designed to provide us with enough cash to increase profitability and maximize shareholder value;

         o the premium that the $2.25 per common share merger consideration represents over recent and historical market prices of our common stock;

         o the special committee's view that the likelihood of an offer for a superior alternative acquisition transaction was low in the near term;

         o historical and current information concerning our businesses, financial performance and condition, capital structure, leverage and competitive position;

         o the risks which would be encountered in executing our long-term business plan;

         o our strengths and weaknesses as an independent public company, which included our reputation, market share and financial resources;

         o the fact that, if the merger is completed, you will no longer participate in any potential future growth of PolyVision;

         o the difficulty in predicting our future stock price performance, and the historical limited liquidity of our common stock;

         o Alpine's expressed intention to vote in favor of the transaction with Steelcase on the terms provided for in the merger agreement;

         o the analyses and presentation of Deutsche Banc on the financial aspects of the merger, and its written opinion addressed and delivered to the special committee that, as of August 23, 2001, based upon and subject to the considerations set forth in its opinion, the $2.25 per share merger consideration to be received by holders of our common stock was fair from a financial point of view to those holders, other than Alpine;

         o the fact that the shareholder's agreement provides that, in the event the merger agreement is terminated and Steelcase exercises its option to purchase Alpine's shares, Steelcase must promptly commence a tender offer to purchase all other outstanding equity interests in PolyVision for the same consideration provided in the merger agreement;

         o the fact that Steelcase's offer was expressly conditioned on your board's approval of the shareholder's agreement;

         o the fact that Steelcase's obligations under the merger agreement are not conditioned on its obtaining financing;

         o the potential conflicts of interest of several executive officers and directors of PolyVision with respect to the merger in relation to your interests as a shareholder;

         o the structure of the merger as an all-cash statutory merger, which the special committee believed was more attractive than a stock-for-stock merger, an asset sale or a tender offer;

         o    the fact that the merger is a fully taxable transaction to you;

         o the terms of the merger agreement, including our representations and warranties, the closing conditions of the parties to the merger and the restrictions imposed on the conduct of our business prior to completion of the merger, which were extensively negotiated by the special committee;

         o our ability to become fully informed as to alternative transactions that could lead to superior offers, and our inability to terminate the merger agreement if we receive a superior acquisition proposal, or if your board withdraws or changes its recommendation that you vote to adopt the merger agreement;

         o the amount and scope of the termination fee payable to Steelcase under the merger agreement, which the special committee did not consider unusual in relation to similar and customary transactions negotiated at arm's-length; and

         o the requirement for adoption of the merger agreement by holders of at least 66-2/3% of the shares of our common stock, series B preferred stock and series C preferred stock, voting together as a single class.

         This discussion of the factors considered is not intended to be exhaustive but includes the principal factors considered by the special committee and the board of directors. No particular weight or rank was assigned to these factors, and the special committee considered all factors as a whole and overall considered them to support its conclusion that the merger is advisable, fair to you and in your best interests, and to support its unanimous recommendation to the full board of directors of PolyVision that it approve the merger and adopt the merger agreement.

         For serving on the special committee, the three members received customary board committee fees of $500 for each of the six committee meetings they attended, plus reimbursement for their out-of-pocket expenses in connection with attendance at these meetings.

         Your board of directors, upon the recommendation of the special committee of independent directors and consideration of the above factors, among others, has determined that the merger is advisable, fair to you and in your best interests. Accordingly, your board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting.

Opinion of Special Committee Financial Advisor

         Deutsche Banc Alex. Brown Inc. acted as financial advisor to the special committee in connection with the merger. At the August 22, 2001 meeting of the special committee, Deutsche Banc delivered its oral opinion to the effect that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc, the cash merger price of $2.25 per share to be received by PolyVision's common shareholders in the merger was fair, from a financial point of view, to those shareholders, other than Alpine. Deutsche Banc's oral opinion was subsequently confirmed in writing to the special committee on August 23, 2001.

         Deutsche Banc's opinion is directed to the special committee to assist it in connection with its consideration of the proposed merger and relates only to the fairness, from a financial point of view, of the cash merger price of $2.25 per share to be received in the merger by PolyVision's common shareholders to such shareholders, other than Alpine. Deutsche Banc's opinion does not relate to any other aspect of the merger, and does not constitute a recommendation to PolyVision or its shareholders as to the merger or as to how PolyVision shareholders should vote with respect to the merger agreement.

         The full text of Deutsche Banc's written opinion, dated August 23, 2001, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Banc in connection with the opinion, is attached as Appendix C to this proxy statement and we incorporate it by reference in this proxy statement. You are urged to read the opinion carefully and in its entirety. The summary of Deutsche Banc's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

         In connection with Deutsche Banc's role as financial advisor to the special committee, and in arriving at its opinion, Deutsche Banc has:

         o reviewed certain publicly available financial and other information concerning PolyVision and certain internal analyses, financial forecasts and other information furnished to it by the senior management of PolyVision;

         o discussed with members of the special committee and of the senior management of PolyVision the business and prospects of the company;

         o discussed with members of the special committee certain transaction alternatives to the merger;

         o reviewed the historical reported prices and trading activity for PolyVision common stock;

         o compared certain financial and stock market information for PolyVision with similar information for certain other companies whose securities are publicly traded;

         o reviewed the financial terms of certain recent mergers and business combinations which it deemed comparable in whole or in part to the merger;

         o reviewed the terms of the merger agreement, the shareholder's agreement and certain related documents; and

         o performed such other studies and analyses and considered such economic, financial and market criteria and other factors as it deemed appropriate.

         In preparing its opinion, Deutsche Banc did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning PolyVision including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc assumed and relied upon the accuracy and completeness of all information it reviewed. Deutsche Banc did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of PolyVision. With respect to management's financial forecasts and projections made available to Deutsche Banc and used in its analyses, Deutsche Banc has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of PolyVision, as they relate to the matters covered by them. In rendering its opinion, Deutsche Banc expresses no view as to the reasonableness of those forecasts and projections, or the assumptions on which they are based. Deutsche Banc's written opinion was based upon the economic, market and other conditions as in effect on, and the information made available to Deutsche Banc, as of August 23, 2001, and Deutsche Banc undertook no obligation to update its opinion to reflect any developments occurring after that date.

         For purposes of rendering its opinion, Deutsche Banc has assumed that, in all respects material to its analyses, the representations and warranties contained in the merger agreement are and will remain true and correct, each party to the merger agreement will perform all of the covenants and agreements to be performed by it under the merger agreement, and all conditions to the obligations of each of the parties to the merger agreement to consummate the merger will be satisfied without any waiver thereof. Deutsche Banc has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained.

         Set forth below is a summary of all material financial analysis performed by Deutsche Banc in connection with its opinion and reviewed with the special committee at its meeting on August 22, 2001.

         Premium analysis. Based on data from Securities Data Corporation, Deutsche Banc reviewed the premia paid in selected transactions in diversified industries (excluding financial institutions, technology and regulated industries) since August 1999, where the entire equity interest in the target company was acquired and where the enterprise value - defined as equity market capitalization adjusted for debt and capital lease obligations and excluding cash on hand - of the target company was within a range of $50.0 million to $200.0 million.

         The following table sets forth certain of the results of these calculations:


                                               Premia on selected transactions in diversified industries over share price prior to announcement
                                              -----------------------------------------------------------------------
                                                      1 day                   1 week                 1 month
     ----------------------------------------------------------------------------------------------------------------
     Range                                       9.1% - 95.9%             8.3% - 120.9%            (0.5%) - 175.9%
     Mean                                             40.6                     43.3                    52.1
     Median                                           36.4                     39.1                    48.2

     Offer price premium to
     PolyVision share price                           31.6%                    19.7%                   67.9%

         All premia for the selected transactions were calculated based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions existing at the time the transactions occurred. Because the reasons for, and circumstances surrounding, each of the transactions in the sample set were so diverse, and due to the inherent differences between the operations and financial conditions of PolyVision, on the one hand, and the companies involved in the selected transactions, on the other hand, Deutsche Banc believes the analysis of premiums paid in the selected transactions is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc's written opinion, concerning differences in the financial and operating characteristics of the companies, prevailing market conditions and other factors that could affect the public trading value of the companies.

         Deutsche Banc also observed the implied offer price premia/discount relative to the following selected historical share price information for PolyVision common stock:

                 Offer price premia/(discount) to selected historical PolyVision share price information
     ----------------------------------------------------------------------------------------------------------------
     One month weighted average (1) ($1.42)                                                                  59.0%
     Six month weighted average (1) ($1.24)                                                                  81.5
     52 week high (August 30, 2000 - $2.44)                                                                  (7.8)
     52 week low (April 4, 2001 - $0.80)                                                                    181.3
     --------------------------------------
     (1) Volume weighted average

         Analysis of Selected Publicly-Traded Companies. Deutsche Banc compared certain financial information and commonly used valuation measurements relating to PolyVision with the corresponding information and measurements for selected office and institutional furniture manufacturers, ancillary office and institutional product suppliers, educational product supply companies and graphics and display companies.

         Financial information and valuation measurements reviewed by Deutsche Banc included, among other things:

         o    common equity market valuations as of August 20, 2001;

         o    operating performance;

         o ratios of stock prices to historical and estimated earnings per share (EPS) for 2001 and 2002; and

         o ratios of enterprise value, to latest twelve months (LTM) revenue, earnings before interest and tax (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA).

         The companies reviewed included office and institutional furniture manufacturers, ancillary office and institutional product supply companies, educational product supply companies, and graphics and display companies with an enterprise value of less than $1.0 billion. The following table lists the companies reviewed:


                                      Ancillary office and
    Office and institutional         institutional product     Educational product supply     Graphics and display
     furniture manufacturers               suppliers                    companies                   companies
-----------------------------------------------------------------------------------------------------------------------


o        Kimball International     o        Interface Inc.     o        School Specialty    o        Brady Corp.
         Inc.                      o        General Binding             Inc.                o        LSI Industries
o        Bush Industries                    Corporation        o        Modtech Holdings    o        Daktronics Inc.
o        Falcon Products Ltd.      o        Hunt Corporation   o        Dixon Ticonderoga   o        Trans Lux Corp.
o        Virco Manufacturing       o        Knape & Vogt
         Corp.                              Manufacturing Co.
o        CompX International Inc.
o        Chromcraft Revington
         Inc.
o        Flexsteel Industries



         To calculate the trading multiples for the selected peer group companies, Deutsche Banc used publicly available information concerning the selected peer group companies' LTM revenue, net income, EBIT and EBITDA. Due to differences in depreciation and amortization allowances, the most relevant multiples were determined by Deutsche Banc to be multiples of EBITDA. Estimates of 2001 and 2002 EPS were based on estimates published by IBES, a data service that compiles estimates of securities research analysts.

         The following table sets forth the material results of these calculations:

                                                  Enterprise value to LTM EBITDA
                                                  ------------------------------
Office and institutional furniture
manufacturers
     Range                                              2.4x - 14.0x
     Mean                                                    6.1x
     Median                                                  5.3x

Ancillary office and institutional product
suppliers
     Range                                               4.6x - 6.3x
     Mean                                                    5.6x
     Median                                                  5.8x

Educational product supply companies
     Range                                               5.0x - 13.1x
     Mean                                                    8.6x
     Median                                                  7.9x

Graphics and display companies
     Range                                               5.3x - 12.4x
     Mean                                                    9.3x
     Median                                                  9.8x
PolyVision (based on $2.25 offer price)                      7.9x

         None of the companies utilized as a comparison is identical to PolyVision. Accordingly, Deutsche Banc believes the analysis of selected publicly traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc's written opinion, concerning differences in financial and operating characteristics of the companies analyzed and other factors that could affect the public trading value of the companies.

         Analysis of Selected Precedent Transactions. Deutsche Banc reviewed the financial terms, to the extent publicly available, of proposed, pending or completed acquisition transactions since August 1999 involving office and institutional furniture manufacturers, ancillary office and institutional product suppliers, educational product supply companies, and graphics and display companies. All multiples for the selected precedent transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions existing at the time of the transactions occurred. Because the reasons for, and circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of PolyVision, on the one hand, and the companies involved in the selected precedent transactions, on the other hand, Deutsche Banc believes that a selected precedent transactions analysis is not simply mathematical.

Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc's written opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and PolyVision.

         The results of this analysis are set forth below:

                         Office and institutional furniture manufacturers transaction analysis
   ------------------------------------------------------------------------------------------------------------------
   Date Announced                                         Acquiror/target
   ---------------------------------------------------    -----------------------------------------------------------
   December 22, 2000                                      Court Square Capital/Chromcraft Revington
   October 7, 1999                                        HON Industries Inc./Bevis Office Furniture
   September 28, 1999                                     LA-Z-Boy/LADD Furniture
   May 6, 1999                                            Falcon Products, Inc./Shelby Williams
   April 9, 1999                                          Management/Meadowcraft Inc.
   March 24, 1999                                         BRS/O'Sullivan Industries
   March 24, 1999                                         Warburg, Pincus/Knoll Inc.
   February 3, 1999                                       Steelcase Inc./Steelcase Strafor S.A.

   Enterprise value/LTM EBITDA range                                             3.6x - 10.3x
   Mean                                                                              6.4x
   Median                                                                            6.3x
   PolyVision (based on $2.25 offer price)                                           7.9x



                       Ancillary office and institutional product supplier transaction analysis
   ------------------------------------------------------------------------------------------------------------------
   Date Announced                                         Acquiror/target
   ---------------------------------------------------    -----------------------------------------------------------
   November 19, 1999                                      CompX International/Thomas Regout N.V.
   June 4, 1999                                           Avery Denison/Stimsonite
   January 22, 1998                                       Buhrmann NV/BT Office Products
   October 20, 1997                                       General Binding Corporation/IbicoAG
   November 12, 1996                                      General Binding Corporation/Quartet Manufacturing

   Enterprise value/LTM EBITDA range                                             6.0x - 9.5x
   Mean                                                                              7.4x
   Median                                                                            7.1x
   PolyVision (based on $2.25 offer price)                                           7.9x



                                Educational product supply company transaction analysis
   ------------------------------------------------------------------------------------------------------------------
   Date Announced                                         Acquiror/target
   ---------------------------------------------------    -----------------------------------------------------------
   November 13, 2000                                      3M/Microtouch Systems
   June 22, 2000                                          Nasco International/American Educational Products
   August 14, 1998                                        School Specialty Inc./Beckley-Cardy
   June 30, 1998                                          School Specialty Inc./Hammond & Stephens
   February 3, 1998                                       School Specialty Inc./Sportime LLC

   Enterprise value/LTM EBITDA range                                             7.1x - 13.8x
   Mean                                                                              9.5x
   Median                                                                            8.4x
   PolyVision (based on $2.25 offer price)                                           7.9x


                                   Graphics and display company transaction analysis
   ------------------------------------------------------------------------------------------------------------------
   Date Announced                                         Acquiror/target
   ---------------------------------------------------    -----------------------------------------------------------
   July 31, 1999                                          Brady Co./Soft SA
   July 7, 1999                                           Brady Co./Holman Group SA
   March 26, 1999                                         Brady Co./Barcodes West Inc.
   August 16, 1998                                        Brady Co./VEB Sistemas de Etiquetas Ltd.
   February 12, 1998                                      Gerber Scientific/Spandex plc
   January 5, 1998                                        Display Technologies/Electronic Sign Corp.
   July 30, 1997                                          PL Holdings Corp./Plasti-Line Inc.



   Enterprise value/LTM EBITDA range                                             6.9x - 8.0x
   Mean                                                                              7.3x
   Median                                                                            7.0x
   PolyVision (based on $2.25 offer price)                                           7.9x


         Discounted Cash Flow Analysis. Deutsche Banc also prepared a discounted cash flow analysis that was based upon financial projections prepared by PolyVision's senior management. In performing this analysis, Deutsche Banc used discount rates ranging from 12% to 16% and terminal EBITDA multiples ranging from 5.0x to 6.5x. This analysis resulted in a range of net implied present values per share of PolyVision common stock of $5.18 to $10.07. Deutsche Banc also performed sensitivity analyses on the financial projections which were discussed with management. Specifically, Deutsche Banc analyzed the impact on net implied present values per share using differing assumptions concerning projected revenue growth rates (specifically the revenue growth rates of the visual communications interactive products group), projected gross margins and capital expenditures. The sensitivity analyses resulted in a range of net implied present equity values per share of PolyVision's common stock of $1.81 to $5.27.

         Miscellaneous. The foregoing summary describes analyses and factors that Deutsche Banc deemed material in its presentation to the special committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Deutsche Banc believes that its analyses must be considered as a whole and that considering any portion of the analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Banc did not assign specific weights to any particular analyses. With respect to the discounted cash flow analysis, Deutsche Banc believes it appropriate to give greater emphasis to the sensitivity analyses since overall profitability was significantly impacted by projected revenues in the visual communications interactive products group.

         In conducting its analyses and arriving at its opinions, Deutsche Banc utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Banc to provide its opinion to the special committee as to the fairness, from a financial point of view, to PolyVision's common shareholders, other than Alpine, of the cash merger price of $2.25 per share and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc made, and was provided by PolyVision's senior management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PolyVision's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by the analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of PolyVision, neither PolyVision nor Deutsche Banc nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

         The terms of the merger agreement were determined through negotiations between PolyVision's senior management and the special committee and its legal advisors, on the one hand, and Steelcase and its legal and financial advisors, on the other hand, and were unanimously approved by PolyVision's board of directors based upon the special committee's recommendation, and the decision to enter into the merger agreement was solely that of PolyVision's board of directors based upon the special committee's recommendation. As described above, the opinion and presentation of Deutsche Banc to the special committee was only one of a number of factors taken into consideration by PolyVision's board of directors in making its determination to approve the merger agreement. Deutsche Banc's opinion was provided to the special committee to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of PolyVision common stock as to how to vote with respect to the merger.

         The special committee selected Deutsche Banc as financial advisor in connection with the merger based on Deutsche Banc's qualifications, expertise, reputation and experience in public company mergers and acquisitions. Deutsche Banc is a registered broker-dealer and member of the New York Stock Exchange, Inc. Deutsche Banc is an affiliate of Deutsche Bank AG (known with its affiliates as the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to PolyVision and to Alpine and its affiliates, for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of PolyVision and Alpine for their own accounts and for the accounts of their customers. Accordingly, Deutsche Banc and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

         Payments to Deutsche Banc. The special committee and PolyVision retained Deutsche Banc pursuant to a letter agreement, dated August 15, 2001. As compensation for Deutsche Banc's services in connection with the merger, PolyVision has paid Deutsche Banc a cash fee of $50,000 upon execution of the letter agreement, a fee of $200,000 payable upon delivery of the fairness opinion and has agreed to pay Deutsche Banc a fee of $50,000 upon consummation of the merger. Regardless of whether the merger is consummated, PolyVision has agreed to indemnify Deutsche Banc and related parties against specified liabilities arising out of its engagement, and to reimburse Deutsche Banc for all reasonable fees and disbursements incurred in connection with its engagement.

Financial Projections

         In connection with Steelcase's due diligence review and during the course of our negotiations with Steelcase in connection with the proposed merger, we provided Steelcase with projections of our future operating performance. These projections, which we do not ordinarily make available to the public, included the following significant items in the forecast:


                                                              Six-Year Projections
                                                    (in thousands, except per share data)

                                                2001          2002          2003          2004          2005          2006
                                                ----          ----          ----          ----          ----          ----
   Net sales...........................       $162,343      $186,198      $207,171      $234,862      $258,360      $285,897
   Operating income....................         20,732        28,207        33,234        39,804        44,742        50,918
   Earnings before interest, taxes,
   depreciation and amortization.......         26,219        34,437        39,941        47,011        52,322        58,978
   Net income attributable to common
   shareholders........................          3,820         8,253        11,586        16,359        21,070        24,631
   Net income per diluted share........           0.22          0.38          0.50          0.66          0.82          0.94


          Results for 2001 do not reflect non-recurring and restructuring charges of approximately $800,000 before income taxes.

          These projections are included in this proxy statement only because we made them available to Steelcase, and both we and Steelcase wish to make the same information available to PolyVision shareholders. The inclusion of the projections should not be interpreted as suggesting that Steelcase considered the projections reliable or relied on the projections in evaluating the merger. The projections should be read together with our financial statements that can be obtained from the SEC as described below under the section entitled "Where You Can Find More Information."

         The projections were prepared for internal use only and were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The projections were not intended to be a forecast of financial results and are not guarantees of performance. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent auditors have not examined or compiled the projections. The projections involve risks and are based upon a variety of assumptions relating to our business and technology, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond our and Steelcase's control. Projections of this nature are inherently imprecise, and there can be no assurances that they will be realized or that actual results will not differ significantly from those described above. These projections are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The principal component of the improved operating performance shown in the projections is expected revenue growth from our visual communications interactive products group. This group has been developed over the past 18 months through internal growth and acquisitions, and projections for it rely on the successful design, implementation and market acceptance of new technology-based visual communications products. The growth of this group and sales of its products are estimates only. Because of the greater uncertainties of designing, manufacturing and gaining acceptance of new products, our board of directors concurred with Deutsche Banc in ascribing greater emphasis to the lower range of net implied present values from the sensitivity analyses on the financial projections described in the section "Opinion of Special Committee Financial Advisor" above.

         There can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. None of Steelcase, PolyVision or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of PolyVision compared to the information contained in the projections, and none of them has updated or otherwise revised or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

         Neither PolyVision nor Steelcase nor any of PolyVision's or Steelcase's respective directors or financial advisors accepts any responsibility for these projections or the bases or assumptions on which they were prepared.

Form of the Merger

         If our shareholders adopt the merger agreement and all other conditions to completing the merger are met or, if permissible, waived, PV Acquisition will be merged with and into PolyVision, and PolyVision will survive the merger as a wholly-owned subsidiary of Steelcase. After the consummation of the merger:

         o you will have no continuing equity interest in PolyVision, and you will not be able to share in any of PolyVision's future earnings, dividends or growth;

         o our common stock will no longer be publicly traded on the American Stock Exchange or any other national securities exchange or automated quotation system; and

         o PolyVision will no longer be required to file periodic reports, such as an annual report on Form 10-K or a quarterly report on Form 10-Q, with the Securities and Exchange Commission.

         The merger is structured as an all-cash statutory merger, which your board believes is more attractive than a stock-for-stock merger, an asset sale or a tender offer for a variety of reasons, including:

         o the absence of market risk otherwise associated with the receipt of securities as merger consideration;

         o the simplicity of paying cash to you, as opposed to issuing securities or other consideration to you;

         o the ability of the parties to complete the merger in a single step, rather than a front-end purchase of a controlling interest with a second-step merger to acquire 100% of the equity; and

         o the ability of the parties to reduce overall transaction costs and for Steelcase to realize anticipated tax benefits, increasing the amount of the net merger consideration available to be paid to you in the merger.

Interests of Persons in the Merger

         In considering the recommendation of your board of directors with respect to the merger, you should be aware that, as described below, several members of your board of directors and our management team may have interests in the merger that are different from, or in addition to, your interests as a shareholder, and that may create potential conflicts of interest.

         o Common PolyVision-Alpine board members. Three members of your board of directors, Steven S. Elbaum, James R. Kanely and Bragi F. Schut, are also directors and shareholders of Alpine, our principal shareholder. In addition, Mr. Elbaum, the chairman of your board of directors, is also the chairman of the board and chief executive officer of Alpine. At the closing of the merger, Alpine will receive approximately $15.3 million for its shares of our common stock, $16.2 million for its shares of our series B preferred stock, including $3.4 million on account of accrued and unpaid dividends, and $9.8 million for its shares of our series C preferred stock, including $1.7 million on account of accrued and unpaid dividends.

         o Payments to senior executive officers of PolyVision after the merger. When the merger agreement was signed, Steelcase and Michael H. Dunn, our president and chief executive officer, signed an employment and non-competition agreement, which will become effective when the merger is completed. See "Related Agreements-Employment and Non-Competition Agreements." At the effective time of the merger, this new employment agreement will supersede Mr. Dunn's existing employment agreement with us, and the existing employment agreement will cease to have any effect. Under his new employment agreement, Mr. Dunn will be paid a signing bonus of $900,000 within five days after the merger, and a retention bonus of $200,000, payable in amounts of $100,000 on the first anniversary of the merger and $100,000 on the second anniversary of the merger, so long as Mr. Dunn's employment has not been terminated prior to that date. If the merger is completed, Mr. Dunn will not be eligible for any benefits that otherwise might have been provided after the merger under his existing employment agreement. Under his existing employment agreement, Mr. Dunn would have been entitled to specified payments (including a lump sum cash payment equal to three times the sum of his base salary immediately prior to termination and his highest annual bonus during the three full fiscal years prior to the merger) and various other benefits if his employment were terminated after the merger by us without cause or by Mr. Dunn with good reason (as those terms are defined in his existing employment agreement). Separately, as a result of Mr. Dunn's ownership interest in Wind Point Partners prior to joining PolyVision, he will also receive approximately $1.1 million of the payment under the $8.0 million convertible promissory note held by Wind Point Partners.

              In addition, amendments to the employment agreements of Gregory D. Cessna, president of our visual communication products division, Gary L. Edwards our chief financial officer, treasurer and secretary, and Ian G. Hutchinson, president of our visual communications surfaces division, will become effective when the merger is completed. See "Related Agreements-Employment and Non-Competition Agreements." Each of these amendments will provide the executive with a one-time bonus payment equal to his annual base salary in the respective amounts of $220,000, $208,000 and $208,000 within five days after the merger is completed. As a result of these amendments, if the merger is completed, these executives will not be entitled to some benefits that might otherwise have been provided under the terms of their respective employment agreements as currently in effect.

         o Stock options granted to executive officers and directors of PolyVision. 1,637,142 shares of our common stock are subject to stock options granted to executive officers and directors of PolyVision under various stock option plans, of which 1,220,014 options have exercise prices below $2.25 per share. Messrs. Dunn, Cessna, Edwards and Hutchinson hold in-the-money options exercisable for 450,000, 100,000, 100,000 and 100,000 shares of our common stock, respectively. In the merger, each outstanding option to purchase our common stock will be cancelled in exchange for a cash payment equal to the product of the total number of shares of our common stock subject to the option, multiplied by the excess, if any, of $2.25 over the exercise price of the option. This will result in our executive officers and directors receiving total cash payments of $883,432 in respect of their options, including $343,000, $25,000, $25,000 and $25,000 to
              Messrs. Dunn, Cessna, Edwards and Hutchinson, respectively.

         o Continuing indemnification and insurance. Under the merger agreement, Steelcase is required to cause all rights to indemnification by PolyVision of each present and former director or officer of PolyVision to continue in full force and effect for at least six years after the merger. In addition, Steelcase is required to cause PolyVision to indemnify PolyVision's present and former directors and officers for acts or omissions occurring before the merger. Steelcase also has agreed to cause PolyVision to maintain, for not less than three years after the merger, directors' and officers' liability insurance of $10.0 million covering PolyVision's present and former directors and officers on terms similar to PolyVision's existing directors' and officers' liability insurance. However, Steelcase is not required to pay an annual premium of more than approximately $220,000, representing 200% of PolyVision's average annual premiums over the past three years, to maintain this insurance.

         The special committee and your board of directors were aware of these interests and considered them, among other matters, in approving the merger.

         If the merger is completed, Steelcase intends to recommend that its board of directors grant Messrs. Dunn, Cessna, Edwards and Hutchinson options to purchase 10,000, 3,000, 3,000 and 3,000 shares, respectively, of Steelcase stock as part of Steelcase's customary practice to grant options to key executives of its subsidiaries.

Conduct of PolyVision's Business if the Merger is not Completed

         If the merger is not completed, we intend to continue to operate our business substantially in the manner in which it is operated today and, from time to time, we will evaluate and review our business, operations, properties, corporate structure, dividend policy and capitalization, make changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize shareholder value.

Material U.S. Federal Income Tax Consequences of the Merger

         The following summary discusses the material United States federal income tax consequences of the merger to a PolyVision shareholder whose shares of common stock are surrendered in the merger. You should keep in mind that this discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated under the Internal Revenue Code, and judicial decisions and administrative rulings and interpretations of the Internal Revenue Code, all as in effect on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary applies only to shareholders who hold their shares of PolyVision common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

         The discussion does not address the effects of any state, local or foreign tax laws. In addition, the tax consequences discussed do not address all aspects of federal taxation that may be relevant to a particular shareholder in light of personal circumstances or to shareholders who are subject to special treatment under the U.S. federal income tax laws, including:

         o shareholders who, at the effective time of the merger, are not U.S. persons;

         o    tax-exempt organizations;

         o    dealers in securities or foreign currency;

         o    insurance companies;

         o    banks, trusts or financial institutions; and

         o shareholders who acquired our common stock through exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

         You are urged to consult your own tax advisor as to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in any applicable tax laws.

         You will receive cash in the merger in exchange for your shares of our common stock. Receipt of the cash in the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code. In general, for federal income tax purposes, you will recognize gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in the shares of our common stock you surrender. This gain or loss will be a capital gain or loss. The rate at which any gain will be taxed to non-corporate shareholders, including individuals, estates and trusts, will, as a general matter, depend upon each shareholder's holding period for the shares of common stock at the time of the merger. If a non-corporate shareholder's holding period for the shares of common stock is more than one year, either a 20% or a 10% capital gains rate generally will apply to the gain, depending on the shareholder's amount of taxable income for that year. If your holding period for the shares of common stock is one year or less, the gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

         For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rates as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

         Payment in connection with the merger may be subject to "backup withholding" at a 30.5% rate if made prior to December 31, 2001, or a 30% rate if made after that date. Backup withholding generally applies if the shareholder fails to furnish such shareholder's social security number or other taxpayer identification number, or furnishes an incorrect number. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Some persons generally are exempt from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Shareholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

Regulatory Approvals

         We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing a certificate of merger with the Department of State of the State of New York and filing this proxy statement with the Securities and Exchange Commission. If any additional approvals or filings are required, we will use our best efforts to obtain those approvals and make any required filings before completing the merger.

No Financing Contingency

         Steelcase has represented in the merger agreement that it has available and has reserved, or has received written commitments from third-party lenders to obtain, sufficient funds to consummate the merger, including the payment in full of the merger consideration, cash settlements with respect to our stock options, warrants and convertible note, and all of our outstanding indebtedness, including principal, accrued interest, prepayment fees and other charges. There is no condition to Steelcase's obligations under the merger agreement that Steelcase obtain financing before completing the merger.

No Dissenters' Rights

         We are incorporated under New York law. Under New York law, you do not have any dissenters' rights, rights of appraisal or similar rights to receive a judicial valuation of your shares of PolyVision common stock in connection with the merger. Holders of shares of our preferred stock have previously waived their dissenters' rights in connection with the merger.

Other Effects of the Merger

         Our common stock is currently traded on the American Stock Exchange under the symbol "PLI." Upon consummation of the merger, our common stock will no longer be traded on the American Stock Exchange and will be deregistered pursuant to the Securities Exchange Act of 1934, as amended.

                              THE MERGER AGREEMENT

         The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

The Merger

         The merger agreement provides for the merger of Steelcase's wholly-owned subsidiary, PV Acquisition, Inc., with and into PolyVision, following adoption of the merger agreement by the requisite vote of our shareholders and the satisfaction or waiver, as permitted, of the other conditions to completing the merger. Following the merger, PolyVision will be the surviving corporation and will be a wholly-owned subsidiary of Steelcase. PolyVision will continue to exist following the merger and its internal affairs will continue to be governed by New York law. Steelcase, as the only shareholder of PolyVision following the merger, will have sole power and authority to control all aspects of internal corporate and business affairs of PolyVision following the merger.

Effective Time of the Merger

         If the merger agreement is adopted by the requisite vote of our shareholders and the other conditions to the respective obligations of the parties to consummate the merger are either satisfied or waived, as permitted, the merger will be consummated and will become effective on the date that a certificate of merger is duly filed with the Department of State of the State of New York or a later date as agreed upon by the parties. That date is referred to as the "effective time."

Treatment of PolyVision Securities

         At the effective time of the merger:

         o each outstanding share of our common stock, other than shares held in our treasury and shares owned by Steelcase or any of its subsidiaries, will be cancelled and automatically converted into the right to receive $2.25 in cash, without interest, less any withholding taxes;

         o each outstanding share of our series B preferred stock and series D preferred stock will be cancelled and automatically converted into the right to receive an amount in cash equal to the sum of:

              - $50.00, representing the liquidation preference of such share, plus

              - any and all accrued and unpaid dividends in respect of the share of series B or series D preferred stock, without interest, less any withholding taxes;

         o each outstanding share of our series C preferred stock will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of:

              -   $2.25, multiplied by

              - the number of shares of our common stock into which the share of series C preferred stock is convertible immediately before the effective time of the merger, without interest, less any withholding taxes; and

         o each outstanding stock option to purchase our common stock, the vesting of all of which will be accelerated immediately prior to the effective time of the merger, will be cancelled in exchange for a cash payment equal to the product of:

              - the number of shares of our common stock subject to the option immediately before the effective time of the merger, multiplied by

              - the excess, if any, of $2.25 over the exercise price of the option.

         Accordingly, no payment will be made in respect of outstanding stock options with an exercise price of $2.25 per share or more, and these options will be cancelled at the effective time of the merger.

         From and after the effective time of the merger:

         o each outstanding warrant to purchase our common stock will represent the right to receive, upon exercise of the warrant and payment of the exercise price, a cash payment equal to the product of:

              -   $2.25, multiplied by

              - the number of shares of our common stock into which the warrant was exercisable immediately before the effective time of the merger, without interest, less any withholding taxes; and

         o our $8.0 million 10% convertible promissory note issued to Wind Point Partners III, L.P. will represent the right, upon conversion of the note in accordance with its terms, to receive a cash payment equal to the product of:

              -   $2.25, multiplied by

              - the number of shares of our common stock into which the note was convertible immediately before the effective time of the merger, without interest, less any withholding taxes.

         No interest will accrue or be paid on any portion of the merger consideration to be paid under the merger agreement. Under some circumstances, the merger consideration could be reduced by stock transfer and withholding taxes applicable to you. In the event the number of outstanding PolyVision shares or shares issuable upon the conversion of securities or the exercise of options exceeds the amounts represented in the merger agreement as being outstanding or issuable, including as a result of any stock split, the per-share merger consideration will be appropriately adjusted downward.

         Because the conversion promissory note issued to Wind Point Partners has a conversion price in excess of $2.25 per share, we do not anticipate that Wind Point Partners will elect to convert the note. Steelcase has advised us that, in connection with the closing of the merger, it intends to pay, or cause to be paid, our outstanding indebtedness under the convertible promissory note.

Exchange of PolyVision Stock Certificates

         Promptly after the effective time of the merger, American Stock Transfer & Trust Company, as the paying agent, will mail to you a letter of transmittal and instructions for you to use in surrendering your share certificates. When you properly surrender your share certificates to the agent for cancellation, together with a duly executed letter of transmittal and any other documents as the agent may require, the agent will promptly deliver to you a check payable to you in the amount to which you are entitled in accordance with the merger agreement, after giving effect to any required tax withholdings, and your certificates will be canceled. Until properly surrendered, each certificate representing shares of our common stock will be deemed, at any time after the effective time of the merger, to represent only the right to receive $2.25 in cash, without interest, for each share of our common stock represented by the certificate.

         PolyVision is entitled to cause the paying agent to deliver to it any funds that have not been disbursed within six months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look to PolyVision for payment as general creditors with respect to the cash payable upon surrender of their certificates.

         You should not send in your share certificates before you receive a letter of transmittal and instructions from the paying agent.

Certificate of Incorporation and By-laws

         The merger agreement provides that at the effective time of the merger, the certificate of incorporation and by-laws of PV Acquisition will become the certificate of incorporation and bylaws of PolyVision, as the surviving corporation, except that the name of the surviving corporation will be changed to PolyVision Corporation.

Officers and Directors of PolyVision Following the Merger

         After the effective time of the merger, the members of the board of directors of PV Acquisition will become the directors of PolyVision, and the current officers of PolyVision will continue as the officers of PolyVision, in each case until their successors are duly elected, appointed and qualified.

Board Recommendation

         Neither your board of directors nor the special committee may withdraw, modify or qualify, in any manner adverse to Steelcase, its recommendation that you vote to adopt the merger agreement unless it determines, in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. In that case, your board of directors and the special committee have the right to withdraw or change this recommendation at any time.

         The merger agreement provides that, even if your board of directors or the special committee withdraws or changes its recommendation to you, we must still hold the special meeting and submit to you the proposal to adopt the merger agreement for your consideration.

Representations and Warranties

         The merger agreement contains representations and warranties of PolyVision and its subsidiaries, relating to, among other things:

         o proper organization, qualification, standing and similar corporate matters for PolyVision and its subsidiaries and affiliates;

         o PolyVision's capital structure (number of authorized shares, number of shares outstanding, options and warrants);

         o PolyVision's compliance with applicable laws and possession of all permits, licenses, variances, exemptions, orders, authorizations and approvals of all governmental entities which are material to the operation of its business;

         o absence of any pending or threatened suit, action or proceeding which has not been disclosed in PolyVision's SEC documents and which, if determined adversely, would have a material adverse effect;

         o receipt of proper approval and consent from PolyVision's special committee, board and shareholders;

         o    disclosure of all employee benefit plans;

         o    compliance with applicable tax laws;

         o    validity of intellectual property owned and used by PolyVision;

         o    compliance with fair labor laws and other labor matters;

         o valid title of PolyVision to all assets which are material to its business, free and clear of liens;

         o    compliance with applicable environmental laws;

         o maintenance of proper accounting controls and accurate books and records by PolyVision;

         o absence of any material adverse changes or events relating to the business and properties of PolyVision, its capital stock, or its accounting principles, practices or methods;

         o absence of any takeover statutes applicable to PolyVision or the merger;

         o    receipt by PolyVision of a fairness opinion by Deutsche Banc; and

         o    additional customary representations and warranties.

         The merger agreement contains representations and warranties of Steelcase and PV Acquisition relating to, among other things:

         o proper organization, qualification, standing and similar corporate matters;

         o compliance by Steelcase and PV Acquisition with applicable laws and possession of all permits, licenses, variances, exemptions, orders, authorizations and approvals of all governmental entities which are material to the operation of their businesses;

         o absence of any pending or threatened suit, action or proceeding which, if determined adversely, would have a material adverse effect on Steelcase or PV Acquisition;

         o possession of available financing or written commitments for financing from third-party lenders necessary to complete the merger;

         o absence of any untrue statements of a material fact or any omission of a material fact relating to Steelcase or PV Acquisition in this proxy statement; and

         o    additional customary representations and warranties.

Conduct of Business of PolyVision Prior to the Merger

         We have covenanted and agreed that, except as expressly contemplated by the merger agreement or as Steelcase may consent in writing during the period between August 24, 2001 and the effective time of the merger:

         o we will conduct our business and the business of our subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and we and our subsidiaries will use our reasonable efforts to preserve our present business organizations intact and maintain good relations with customers, suppliers, employees, independent contractors, dealers, distributors and other persons with whom we or any of our subsidiaries has significant business relations;

         o    we will not, directly or indirectly,

              - issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury shares of PolyVision,

              - amend our certificate of incorporation or by-laws or permit the amendment of any organizational documents of any of our subsidiaries, or

              - split, combine or reclassify any outstanding shares of PolyVision;

         o    neither we nor any of our subsidiaries will

              - declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to our capital stock, except, in the case of the PolyVision, for quarterly dividends,

              - transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of our material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice, or

              - redeem, purchase or otherwise acquire any shares of our capital stock, or any instrument which includes a right to acquire such shares, except for purchases, redemptions and acquisitions in connection with and in accordance with our stock option plans;

         o neither we nor any of our subsidiaries will change the compensation or benefits payable or to become payable to any of our officers, directors or employees, other than increases in wages to employees who are not directors or affiliates in the ordinary course of business consistent with past practice, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of our officers, directors, employees or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business consistent with past practice;

         o    neither we nor any of our subsidiaries will

              - pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any of our officers, directors, employees or affiliates of any amount relating to unused vacation days, except for payments and accruals made in the ordinary course of business consistent with past practice,

              - adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any of our directors, officers or employees, whether past or present, or

              - except as required by applicable law, amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

         o we will not modify, amend or terminate certain agreements in any material respect, and will not waive, release or assign any material rights or claims under those agreements;

         o neither we nor any of our subsidiaries will fail to promptly notify Steelcase if we or any of our subsidiaries receives notice that any material insurance policy naming PolyVision or any of our subsidiaries as a beneficiary or a loss payee is to be cancelled or terminated;

         o    neither we nor any of our subsidiaries will

              - incur or assume any long-term indebtedness or any short-term indebtedness,

              - assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person,

              - make any loans, advances or capital contributions to, or investments in, any other person other than in an immaterial amount,

              - acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, or

              -    enter into any material commitment or transaction;

         o except as required by law or any such agreement, neither we nor any of our subsidiaries will enter into or modify any collective bargaining agreement or similar agreement or any successor collective bargaining agreement to any collective bargaining agreement;

         o neither we nor any of our subsidiaries will fail to timely or properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed;

         o    neither we nor any of our subsidiaries will

              -    change any accounting methods, or

              - make any tax election or change any tax election already made, adopt any tax accounting method, change any tax accounting method, enter into any closing agreement or settle any material claim or assessment relating to taxes or consent to any material claim or assessment relating to taxes or any waiver of the statue of limitations for any such material claim or assessment;

         o neither we nor any of our subsidiaries will pay, discharge or satisfy any material claims, liabilities or obligations;

         o neither we nor any of our subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         o neither we nor any of our subsidiaries will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied, or would make any representation or warranty made by us inaccurate in any material respect at or prior to the effective time, or that would materially impair our ability to consummate the merger or materially delay such consummation;

         o neither we nor any of our subsidiaries will make any capital expenditure which is not in all material respects in accordance with the annual budget for the 2001 fiscal year; and

         o neither we nor any of our subsidiaries will enter into any agreement, contract, binding commitment or binding arrangement to do any of the foregoing, or authorize, recommend, propose in writing or announce an intention to do any of the foregoing.


Access and Confidentiality

         The merger agreement grants Steelcase reasonable access to PolyVision's business documents and real property. PolyVision has agreed, until the effective time of the merger, to:

         o upon reasonable notice and subject to the terms of the mutual confidentiality agreement, dated August 8, 2000, between PolyVision and Steelcase, afford the officers, employees, accountants, counsel, financing sources and other representatives of Steelcase reasonable access, during normal business hours, to all of PolyVision's and its subsidiaries' properties, books, contracts, commitments and records;

         o afford Steelcase and their respective representatives such access to any site located on PolyVision's real property as may reasonably be requested by Steelcase for the purpose of conducting Phase I environmental assessments; and

         o furnish Steelcase with all information concerning its business, properties and personnel as Steelcase may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws.

Determination Letters; Multiemployer Plans

         Under the merger agreement, we are required to apply for a determination letter from the Internal Revenue Service to the effect that each of our employee benefit plans that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code is so qualified. Prior to the effective time of the merger, we are required to deliver to Steelcase a letter from the board of trustees of each plan to which we or any of our subsidiaries make contributions that is a multiemployer plan within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (known as ERISA), to the effect that there is no unfunded liability with respect to our participation in such plan and stating that neither we nor any of our subsidiaries would have any withdrawal liability upon a "complete withdrawal" within the meaning of Section 4203 of ERISA from such plan if such withdrawal occurred as of the date of such letter.

Employment and Benefit Arrangements

         The merger agreement provides that Steelcase will, for a one-year period following the effective time of the merger, cause PolyVision to provide its employees at the effective time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of PolyVision provided to such employees immediately prior to the effective time. This provision does not, however, apply to severance benefits.

         Steelcase has further agreed to:

         o for purposes of vesting and eligibility, with respect to each benefit required to be provided under the terms of the merger agreement, credit each employee with all service credited to such employee under PolyVision's corresponding plan, policy, program or arrangement applicable to such employee as of the effective time of the merger;

         o credit each employee with any vacation and sick days accrued as of the effective time of the merger in accordance with the terms of PolyVision's vacation and sick day policies in effect as of that date; and

         o from and after the effective time of the merger, cause PolyVision to waive any pre-existing condition limitations and credit any deductibles and out-of-pocket expenses that are applicable or covered under the benefit plans providing health and dental and similar benefits and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation, if applicable, in the benefit plans provided by Steelcase or its subsidiaries, other than PolyVision.

         These provisions are not intended to create rights of third party beneficiaries and are not deemed to be a commitment on the part of Steelcase or the surviving corporation to provide employment to any person for any period of time.

Transfer of Intellectual Property

         We agreed to use our best efforts to cause all right, title and interest to our intellectual property for which we or any of our subsidiaries is not listed as the record owner or which is subject to an encumbrance to be assigned and transferred, free and clear of any such encumbrance, to Steelcase or one of its wholly-owned subsidiaries, and to cause such right, title and interest to be vested in Steelcase or one of its wholly-owned subsidiaries.

Standstill Agreements

         During the period from August 24, 2001 to the effective time, we will enforce and will not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between PolyVision and third parties entered into prior to August 24, 2001.

Takeover Laws

         If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation becomes applicable to any of the merger transactions or to PolyVision, PolyVision and its board of directors have agreed to use all reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and to minimize the effect of any applicable statute or regulation on the merger.

Amendment and Modification
         The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by the shareholders of PolyVision. Until the effective time of the merger, all action to be taken by PolyVision to amend or modify the merger agreement also requires the approval of the special committee. After the adoption of the merger agreement, no amendment may be made to the extent that applicable law requires further approval of the amendment by the shareholders of PolyVision, without obtaining their further approval. All amendments to the merger agreement must be in writing signed by each party.

Fees and Expenses

         All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by it will be paid by the party incurring the expense.

Conditions to the Merger

         The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver, to the extent permitted under applicable law, at or prior to the effective time of the merger, of the following conditions:

         o the merger agreement must be adopted by our shareholders in accordance with the provisions of our certificate of incorporation and by-laws and applicable New York corporate law; and

         o no statute, law, rule or regulation will be in effect or have been enacted or promulgated by any governmental entity which prohibits the completion of the merger, and no order or injunction of a court of competent jurisdiction will be in effect preventing the completion of the merger.

         Our obligation to complete the merger is also subject to the satisfaction or waiver, to the extent permitted under applicable law, at or prior to the effective time of the merger, of the following additional conditions:

         o the representations and warranties of Steelcase and PV Acquisition must be true and correct, except where the failure to be true and correct would not

              - reasonably be expected to impair in any material respect the ability of Steelcase or PV Acquisition to perform their respective obligations under the merger agreement, or

              - prevent or materially delay the consummation of the merger by Steelcase or PV Acquisition;

         o the obligations of Steelcase and PV Acquisition under the merger agreement must be performed in all material respects; and

         o we must receive a certificate, dated as of the effective time, signed by a senior executive or financial officer of Steelcase certifying that the above conditions have been satisfied.

         The obligation of Steelcase and PV Acquisition to complete the merger is also subject to the satisfaction or waiver, to the extent permitted under applicable law, at or prior to the effective time of the merger, of the following additional conditions:

         o our representations and warranties must be true and correct, except where the failure to be true and correct is not and would not reasonably be expected to be materially adverse to

              - our business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations or assets of PolyVision or its subsidiaries, or

              -    our ability to consummate the merger;

         o our obligations under the merger agreement must be performed in all material respects;

         o Steelcase must receive a certificate, dated as of the effective time, signed by our chief executive officer or chief financial officer certifying that the above conditions, and the condition relating to material consents and approvals below, have been satisfied;

         o there must not be pending any action or proceeding by any governmental entity that has a reasonable likelihood of success seeking to

              -    make illegal or prohibit consummation of the merger,

              - restrain or prohibit Steelcase's or any of its affiliates' ownership or operation of all or a material portion of our business or assets or compel Steelcase or any of its affiliates to dispose of or hold separate all or any material portion of our business or assets, or

              - impose or confirm material limitations on the ability of Steelcase or any of its affiliates to effectively control the business or operations of PolyVision, and no court, arbitrator or governmental entity will have issued any judgment, order, decree or injunction and there will not be any statute, rule or regulation that is likely, directly or indirectly, to result in any of the foregoing consequences;

         o the shareholder's agreement among Alpine, Steelcase and PV Acquisition must be in full force and effect, and Alpine must be in compliance with its terms;

         o the employment agreement between Steelcase and Michael H. Dunn must be in full force and effect, and

              - Mr. Dunn must be serving as PolyVision's chief executive officer, and

              - Mr. Dunn must not be subject to any disability or other condition that would materially impair his ability to fulfill his responsibilities as PolyVision's chief executive officer;

         o the employment agreement amendments between PolyVision and three of its senior executive officers must be in full force and effect;

         o Steelcase must receive from us a certificate that we are not a U.S. real property holding company within the meaning of the Internal Revenue Code;

         o all material third-party authorizations, consents and approvals must be received; and

         o there must not have occurred any change or event since August 24, 2001 which, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on our business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations or assets of PolyVision or its subsidiaries.

Notification of Acquisition Proposals; No Solicitation

         We must promptly notify Steelcase if we or any of our officers, directors, employees, investment bankers, attorneys, accountants or other agents receive any proposals for or information requests relating to, or any negotiations or discussions are sought to be initiated or continued with respect to, any of the following (each of which is referred to as an "acquisition proposal"):

         o    any tender or exchange offer involving PolyVision;

         o any proposal for a merger, consolidation or other business combination involving PolyVision;

         o any proposal or offer to acquire in any manner any of our equity or voting debt securities which, if consummated, would result in any person acquiring beneficial ownership of our securities representing 10% or more of the outstanding combined voting power of PolyVision;

         o any proposal or offer to acquire in any manner 10% or more of our consolidated assets, including the shares of capital stock of our subsidiaries;

         o any proposal or offer with respect to any recapitalization or restructuring with respect to PolyVision; or

         o any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to PolyVision, other than the transactions contemplated by the merger agreement.

         We have agreed immediately to cease any and all existing discussions, negotiations and communications with any third party regarding any acquisition proposal. From August 24, 2001 until the earlier of the termination of the merger agreement or the effective time of the merger, we have agreed not to authorize or permit our officers, directors, affiliates or employees, or our investment bankers, attorneys, accountants or other agents, directly or indirectly, to:

         o initiate, solicit, encourage or facilitate the making of any offer or proposal which constitutes or which may be reasonably likely to lead to an acquisition proposal;

         o    enter into any agreement with respect to any acquisition proposal;
              or

         o except as set forth below, in the event of an unsolicited acquisition proposal, engage in any negotiations or discussions with, or provide any information or data to, any person, other than Steelcase, relating to any acquisition proposal.

         In connection with an unsolicited acquisition proposal, we are permitted to request all information and have discussions with any person as may be necessary for your board of directors, and the special committee, to inform themselves fully as to all significant terms and conditions of the acquisition proposal and provide material, non-public information or data regarding PolyVision, if:

         o prior to doing so, your board of directors receives an executed confidentiality agreement having customary provisions, as advised by outside legal counsel, and otherwise containing terms and provisions no less restrictive than those contained in the confidentiality agreement we entered into with Steelcase; and

         o your board of directors, or the special committee, has determined, in good faith after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

         However, having determined in good faith, following consultation with outside legal counsel, that your board of directors and the special committee are fully informed with respect to the significant terms and conditions of the acquisition proposal and its proponent, neither we nor any of our representatives will be permitted to engage in any discussions that would violate this provision.

         Your board of directors is permitted to withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, its recommendation that you vote to adopt the merger agreement, provided that the board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. Your board of directors is also permitted to make any other disclosure to you which the board, in its good faith judgment after consultation with outside legal counsel, deems necessary under applicable law.

Termination of the Merger Agreement

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger, whether before or after our shareholders adopt the merger agreement:

         o    by the mutual written consent of Steelcase and PolyVision;

         o    by either Steelcase or PolyVision, if:

              - any statute, law, rule or regulation is enacted or promulgated by any governmental entity which prohibits the completion of the merger, or if there is an order or injunction of a court of competent jurisdiction in effect prohibiting completion of the merger, and it has become final and nonappealable, or

              - the merger is not consummated by 5:30 p.m., Eastern time, on January 3, 2002, provided that the right to terminate the merger agreement for this reason will not be available to any party whose failure to fulfill any of its obligations under the merger agreement caused the failure of the merger to occur before this time, or

              - the merger agreement is not adopted by the requisite vote of our shareholders at the special meeting or any adjournment or postponement of the special meeting;

         o    by Steelcase only, if:

              - our representations and warranties in the merger agreement are not true and correct such that we cannot satisfy the condition in the merger agreement relating to the accuracy of our representations and warranties on or before January 3, 2002, or

              - we materially breach any of our obligations under the merger agreement, and we fail to cure the breach within 30 days following our receipt of notice of the breach, or

              - your board of directors or the special committee publicly announces that it has withdrawn, or modified or changed in a manner adverse to Steelcase, its recommendation to you to adopt the merger agreement at the special meeting, or has resolved to do so, regardless of whether your board or the special committee is permitted to do so; or

         o    by PolyVision only, if:

              - the representations and warranties of Steelcase in the merger agreement are not true and correct such that they cannot satisfy the condition in the merger agreement relating to the accuracy of their representations and warranties on or before January 3, 2002, or

              - either Steelcase or PV Acquisition materially breaches any of its obligations under the merger agreement, and it fails to cure the breach within 30 days following its receipt of notice of the breach.

Termination Fee

         We must pay Steelcase a cash termination fee of $2,650,000, if any of the following occurs:

         o    We terminate the merger agreement

              - either because the special meeting was not held and the merger was not completed by 5:30 p.m., Eastern time, on January 3, 2002, or because the special meeting was held but the merger agreement was not adopted by our shareholders at the meeting, and

              - before the merger agreement is terminated, we receive an acquisition proposal that has been publicly announced from an entity not affiliated with Steelcase, and

              - within 12 months after the merger agreement is terminated, we sign an acquisition agreement with an entity not affiliated with Steelcase.

         o    Steelcase terminates the merger agreement

              - either because your board of directors or the special committee changed or withdrew its recommendation that you adopt the merger agreement, or because the special meeting was held but the merger agreement was not adopted by our shareholders at the meeting, and

              - before the merger agreement is terminated, we receive an acquisition proposal that has been publicly announced from an entity not affiliated with Steelcase, and

              - within 12 months after the merger agreement is terminated, we sign an acquisition agreement with an entity not affiliated with Steelcase.

         Steelcase will not receive the termination fee if it is in material breach of the merger agreement at the time the merger agreement is terminated.


                               RELATED AGREEMENTS


Shareholder's Agreement

         The following summary of the material terms of the shareholder's agreement is qualified in its entirety by reference to the shareholder's agreement, which is incorporated by reference in its entirety and attached as Appendix B to this proxy statement. We urge you to read the shareholder's agreement carefully and its entirety.

         Agreement to vote. In connection with the merger, Alpine, our principal shareholder, has entered into a shareholder's agreement with Steelcase and PV Acquisition. The shareholder's agreement provides that through the date of the closing of the purchase of Alpine's shares following the exercise or expiration of the call option described below, as applicable, Alpine will vote all of the shares of PolyVision held of record or beneficially owned by it:

         o in favor of approval of the merger agreement, all transactions contemplated by the merger agreement and any actions required in furtherance of the merger agreement and in furtherance of the shareholder's agreement;

         o against any action intended, or which could reasonably be expected, to impede or interfere with the merger or result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PolyVision or its subsidiaries under the merger agreement; and

         o    except as specifically requested by Steelcase, against

              - any extraordinary corporate transaction, such as a merger, consolidation or other business combination,

              - any sale, lease, transfer or disposition by us or any of our subsidiaries of any material assets or any reorganization, recapitalization, dissolution or liquidation of PolyVision or any of our subsidiaries,

              - any change in the present capitalization of PolyVision or any amendment to our certificate of incorporation or by-laws,

              - any other material change in the corporate structure or business of PolyVision or any of its subsidiaries, or

              - any other action that is intended, or could reasonably be expected, to impede, interfere with or prevent the merger or the transactions contemplated by the merger agreement.

         Irrevocable proxy. Alpine has granted an irrevocable proxy to Steelcase to vote its shares of PolyVision on the matters and as indicated above. This proxy is irrevocable during the period of time in which Alpine is bound by the voting agreement described above. Alpine has retained the right to vote its shares of PolyVision on all matters other than those identified in the shareholder's agreement. Alpine was not paid additional consideration in connection with the shareholder's agreement.

         Grant of call option. Alpine has also granted Steelcase and PV Acquisition an irrevocable option to purchase for cash all, but not less than all, of the PolyVision shares held of record or beneficially owned by Alpine at a purchase price per share equal to $2.25 in cash for the common stock, the series B preferred stock merger consideration or the series C preferred stock merger consideration, as applicable (generally referred to as a "call option"). The call option may be exercised at any time from and after any termination of the merger agreement and prior to 11:59 p.m., Eastern time, on the 30th day after the date of such termination.

         The call option closing is subject to the satisfaction of the following conditions:

         o to the extent necessary, any applicable Hart-Scott-Rodino antitrust waiting period has expired or been terminated, and

         o there is no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, and no statute, law, rule or regulation enacted or promulgated by any governmental entity, prohibiting the exercise of the call option or the delivery of Alpine's shares.

         If the call option is exercised and Steelcase purchases Alpine's shares, then as promptly as reasonably practicable but, in any case, not later than five business days after the call option closing, Steelcase is obligated to commence a tender offer to purchase for cash all, but not less than all, of the remaining outstanding shares of PolyVision common stock held by holders other than Steelcase or PV Acquisition, at $2.25 cash per share, without interest, and the outstanding shares of series D preferred stock at the series D preferred stock merger consideration.

         The obligation of Steelcase to accept for payment and to pay for validly tendered shares in this tender offer is only subject to the following conditions:

         o no statute, rule, regulation, judgment, order or injunction has been enacted, entered, enforced or promulgated by any governmental entity which restrains, prevents or prohibits the making or consummation of the tender offer or the consummation of a second-step merger, provided that Steelcase must use commercially reasonable efforts to have any restraint vacated or lifted; and

         o any other conditions as, after consultation with Steelcase's outside legal counsel, Steelcase determines in good faith are required by applicable law with respect to the tender offer.

         Following payment for shares tendered in the tender offer, Steelcase must take all actions reasonably necessary to cause the consummation, as promptly as reasonably practicable, of a second-step merger (referred to as a "secondary merger") in which the holders of the remaining outstanding PolyVision securities will receive net per-share consideration equal to the net per-share consideration that would have been received by holders of those securities in the merger.

Steelcase must use its reasonable best efforts to acquire at least 90% of the outstanding shares of PolyVision common stock in the tender offer, so that the secondary merger may be consummated pursuant to Section 905 of the New York Business Corporation Law.

         At all times prior to Steelcase's acquisition of the outstanding shares of PolyVision common stock, other than shares owned by Steelcase or PV Acquisition, and options and warrants to purchase PolyVision common stock, the special committee will be in place to enforce on behalf of PolyVision and the holders of PolyVision common stock, other than Steelcase or PV Acquisition, and options and warrants to purchase PolyVision common stock, the provisions regarding Steelcase's obligations after the call option closing to acquire all minority interests in PolyVision.

         Indemnification. Alpine agreed to indemnify Steelcase, PV Acquisition, their officers, directors, employees, agents, representatives and affiliates from and in respect of any and all losses, damages, costs and expenses that any of these indemnified persons may incur arising out of or due to the inaccuracy or breach of any representation or warranty of Alpine contained in the shareholder's agreement, breach by Alpine of any covenant, undertaking or other agreement contained in the shareholder's agreement and enforcement of these indemnification rights.

Employment and Non-Competition Agreements

         Concurrently with the execution of the merger agreement, Steelcase entered into an employment and non-competition agreement with Michael H. Dunn, PolyVision's president and chief executive officer, which will become effective upon the consummation of the merger and supersede his existing employment agreement with PolyVision.

         Under the terms of his new employment agreement, Mr. Dunn agreed to be employed by Steelcase for a term of three years, serving in the position of president and chief executive officer of PolyVision, which will then be a wholly-owned subsidiary of Steelcase. In addition to an annual base salary of $250,000, Mr. Dunn will be paid a signing bonus of $900,000 within five days after the effective date of the merger, and a retention bonus of $200,000, payable in amounts of $100,000 on the first anniversary of the effective date and $100,000 on the second anniversary of the effective date, so long as Mr. Dunn's employment has not been terminated prior to that date. Mr. Dunn will also be eligible to participate in an annual incentive compensation program to be implemented by PolyVision's board following the merger.

         Mr. Dunn's new employment agreement, as compared to his existing employment agreement, does not provide for equity-based compensation, although he may participate in Steelcase's incentive compensation plan at the discretion of its board or compensation committee. In addition, Mr. Dunn's new employment agreement does not include any change-of-control provisions which were part of his existing agreement. Under those provisions, Mr. Dunn would have been entitled to specified payments, including a lump sum cash payment equal to three times the sum of his base salary immediately prior to termination and his highest annual bonus during the three full fiscal years prior to the merger, and various other benefits if his employment were terminated after the merger by us without cause or by Mr. Dunn with good reason (as those terms are defined in his existing employment agreement).

         The new employment agreement also contains customary non-competition and non-solicitation provisions which provide that Mr. Dunn will not, during his employment and for 24 months after termination of his employment:

         o engage, directly or indirectly, in competition with Steelcase, PolyVision or any of their affiliates within any geographic area where they conduct business involving the office furniture business;

         o solicit from any client (or potential client) doing business with Steelcase, PolyVision or any of their affiliates any business involving office furniture business, or solicit the employment or services of any person known to be employed by Steelcase, PolyVision or any of their affiliates; or

         o knowingly interfere with the business or accounts of Steelcase, PolyVision or any of their affiliates.

         The new employment agreement was entered into as required by Steelcase under the merger agreement to assure the continued availability of Mr. Dunn's services to PolyVision following the effective time of the merger, and the terms of his employment agreement were determined through arm's-length negotiations between Mr. Dunn and Steelcase.

         In addition, concurrently with the execution of the merger agreement, as a condition of Steelcase's acquisition proposal, PolyVision entered into amendments to the employment agreements of Gregory D. Cessna, president of our visual communication products division, Gary L. Edwards, our chief financial officer, treasurer and secretary, and Ian G. Hutchinson, president of our visual communications surfaces division, which will become effective upon the consummation of the merger. Each of the amendments provides the executive with a one-time bonus payment equal to his annual base salary in the respective amounts of $220,000, $208,000 and $208,000 within five days after the effective date of the merger. As a result of these amendments, if the merger is completed, these executives will not be entitled to some benefits that might otherwise have been provided under the terms of their respective employment agreements as currently in effect.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of PolyVision's common stock, as of September 10, 2001, by

         o each person known by PolyVision to be the beneficial owner of more than 5% of the outstanding common stock,

         o    each of PolyVision's directors and executive officers, and

         o    all directors and executive officers of PolyVision as a group.

         Except as otherwise noted, each person listed in the table below has sole voting and sole investment power with respect to the number of shares of common stock set forth opposite his or its name. Beneficial ownership as set forth in this table includes presently exercisable options and those options exercisable within 60 days to purchase shares of PolyVision common stock. However, the options listed in the following table do not represent shares of common stock entitled to vote at the special meeting. Only shares actually held as of the record date, and not options to acquire common stock, will be counted for purposes of voting at the special meeting.

                                                                                               Percent of
                                                        Number of Shares                      Common Stock
              Beneficial Owner                         Beneficially Owned                  Beneficially Owned
-----------------------------------------       ---------------------------------    -----------------------------
The Alpine Group, Inc....................                16,482,238(1)                            69.2%
1790 Broadway
New York, NY 10019

John Hancock Mutual Life Insurance Company                2,986,467(2)                            17.4%
200 Clarendon Street
Boston, MA 02117

Wind Point Partners III, L.P.............                 3,516,491(3)                            19.9%
676 North Michigan Avenue, Suite 3300
Chicago, IL 60611

Steven S. Elbaum.........................                16,973,913(4)                            71.1%
c/o The Alpine Group, Inc.
1790 Broadway
New York, NY 10019

Ivan Berkowitz...........................                  55,676(5)                                *

Michael H. Dunn..........................                  243,750(6)                             1.7%

Lyman C. Hamilton, Jr....................                  64,251(7)                                *

James R. Kanely..........................                  93,065(8)                                *

Joseph A. Menniti........................                  353,008(9)                             2.4%

Hansel B. Millican, Jr...................                  19,153(10)                               *


                                                                                              Percent of
                                                        Number of Shares                      Common Stock
              Beneficial Owner                         Beneficially Owned                  Beneficially Owned
-----------------------------------------       ---------------------------------    -----------------------------
Bragi F. Schut...........................                 150,146(11)                             1.1%

Gregory D. Cessna........................                  65,000(12)                               *

Ian G. Hutchinson........................                  68,750(13)                               *

Gary L. Edwards..........................                  78,300(14)                               *

Former shareholders of A. Lawer Corporation             1,750,000(15)                               11.0%
13581 Yellowstone Drive
Santa Ana, CA 92705

All executive officers and directors as a
group (12 persons).......................                  18,165,011                               71.2%
-----------------

* Percentage ownership is less than 1%.

(1) Includes 9,662,125 shares of common stock reserved for issuance upon the conversion of outstanding shares of series B preferred stock and series C preferred stock and accrued dividends. On September 4, 2001, Steelcase and PV Acquisition filed with the SEC a Schedule 13D relating to the PolyVision shares beneficially owned by Alpine, but disclaimed beneficial ownership of those shares. For information concerning the shareholder's agreement among Alpine, Steelcase and PV Acquisition, see "Related Agreements - Shareholder's Agreement" above.

(2) Represents shares of common stock reserved for issuance upon the exercise of outstanding warrants issued to John Hancock Mutual Life Insurance Company and its affiliates in connection with a $25,000,000 senior subordinated credit facility entered into in December 1998.

(3) Represents shares of common stock reserved for issuance upon the conversion of PolyVision's $8.0 million convertible note issued in connection with PolyVision's acquisition of Alliance International Group, Inc. in November 1998.

(4) Includes the shares of common stock owned by Alpine. Mr. Elbaum may be deemed to be the beneficial owner of such shares by virtue of his position as Chairman of the Board and Chief Executive Officer of Alpine and his beneficial ownership of 20.4% of the outstanding common stock of Alpine. Also includes stock options to purchase 27,981 shares of common stock.

(5)      Includes stock options to purchase 7,343 shares of common stock.

(6)      Represents stock options to purchase 243,750 shares of common stock.

(7)      Includes stock options to purchase 8,153 shares of common stock.

(8) Includes 47 shares owned by Mr. Kanely's wife, as to which shares Mr. Kanely disclaims beneficial ownership, and stock options to purchase 1,519 shares of common stock.

(9)      Includes stock options to purchase 338,008 shares of common stock.

(10)     Includes stock options to purchase 3,153 shares of common stock.

(11)     Includes stock options to purchase 27,981 shares of common stock.

(12)     Represents stock options to purchase 65,000 shares of common stock.

(13)     Represents stock options to purchase 68,750 shares of common stock.

(14)     Includes stock options to purchase 71,000 shares of common stock.

(15) Represents 1,750,000 shares of common stock reserved for issuance upon the conversion of outstanding shares of series D preferred stock and accrued dividends. All of the former shareholders of A. Lawer Corporation are deemed to own these shares.

                      MARKET PRICE AND DIVIDEND INFORMATION

PolyVision Market Price Data

         The common stock of PolyVision is traded on the American Stock Exchange under the symbol PLI. The following table shows the high and low closing prices per share for trades on the American Stock Exchange:

                                                         High              Low

     CALENDAR 2001
     Third Quarter (through September 10)......         $2.20             $1.05
     Second Quarter............................          1.49               .88
     First Quarter ............................          1.56               .89


     CALENDAR 2000
     Fourth Quarter............................         $2.25             $1.13
     Third Quarter.............................          2.50              2.00
     Second Quarter............................          3.00              2.00
     First Quarter ............................          3.69              2.31

     CALENDAR 1999
     Fourth Quarter............................         $2.44             $1.63
     Third Quarter.............................          2.56              1.75
     Second Quarter............................          2.94              1.69
     First Quarter.............................          3.44              1.56


Recent Closing Prices

         As of August 24, 2001, the last trading day before the public announcement of the proposed merger, the closing price of PolyVision common stock on the American Stock Exchange was $1.85 per share. On September 10, 2001, the closing price of PolyVision common stock on the American Stock Exchange was $2.19 per share. We urge you to obtain a current market price quotation for PolyVision common stock. We cannot give you any assurance as to the future price of PolyVision common stock.

Dividend Policy

         PolyVision has never declared or paid dividends on its common stock and does not expect to pay dividends on its common stock at any time in the foreseeable future. The terms of PolyVision's senior credit facilities prohibit the payment of common stock dividends. The terms of PolyVision's series B, series C and series D preferred stock prohibit PolyVision from paying dividends on all classes of stock junior to such stock, including the common stock, while shares of PolyVision's series B, series C and series D preferred stock remain outstanding. In addition, the merger agreement prohibits, prior to the effective time of the merger, the payment of any dividends with respect to PolyVision's common stock without Steelcase's prior consent.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         PolyVision has made "forward-looking statements" in this document within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs and assumptions of management of PolyVision, and on information currently available to it. Forward-looking statements include expectations, beliefs and other information concerning possible or assumed future results of operation of PolyVision set forth under "Summary," "The Merger -- Background of the Merger," "-- Reasons for the Merger; Recommendation of the Board of Directors," "-- Opinion of Special Committee Financial Advisor" and "-- Financial Projections," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "budgets" or similar expressions.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of the combined company following the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond PolyVision's ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements.

                              SHAREHOLDER PROPOSALS

         If the merger does not occur, proposals submitted by PolyVision shareholders for presentation at PolyVision's 2001 annual meeting of shareholders should be received by PolyVision no later than January 31, 2002 in order to be eligible for inclusion in the proxy statement and proxy form relating to the 2001 annual meeting. PolyVision has not received any shareholder proposal to date.

                                 OTHER BUSINESS

         As of the date of this proxy statement, the PolyVision board does not know of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies to vote your shares represented by such proxy with respect to any additional matters that are within the purposes set forth in the notice of the special meeting as determined by a majority of the PolyVision board.

                       WHERE CAN YOU FIND MORE INFORMATION

         PolyVision files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission as it is currently subject to the informational requirements of the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information that we file at the Public Reference Section of the SEC's principal office, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PolyVision's public filings are also available to you from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http:// www.sec.gov."

         You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated _____________ ___, 2001. You should not assume that the information contained in the proxy statement is accurate as of any date other than that date.